EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into and dated as of August 21, 2006 (the “Effective Date”), by and among TR Acquisition Co., Inc., a Delaware corporation (the “Purchaser”), Radnor Holdings Corporation, a Delaware corporation (the “Company”), and each of the Company’s domestic direct and indirect subsidiaries listed on the signature page hereto (individually, a “Seller” and, together with the Company, the “Sellers”).

WITNESSETH:

WHEREAS, Sellers are engaged in the business of manufacturing and distributing a broad line of disposable food service products in the United States and specialty chemical products worldwide (the “Business”);

WHEREAS, upon the execution of this Agreement, each of the Sellers has agreed to file a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as amended, the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) on August 21, 2006, and each such Seller will request that the Sellers’ respective Chapter 11 cases be jointly administered for procedural purposes under a single Case Number (the “Bankruptcy Case”);

WHEREAS, upon the terms and subject to the conditions set forth herein and as authorized under Sections 105, 363, and 365 of the Bankruptcy Code, Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to Purchaser, all of the Sellers’ assets (other than the Excluded Assets (as defined below)) in exchange for the payment to the Sellers of the Purchase Price (as defined below) and the assumption by the Purchaser of certain of the Sellers’ liabilities and obligations;

WHEREAS, the Sellers believe, following consultation with their financial advisors and consideration of available alternatives, that, in light of the current circumstances, a sale of their assets is necessary to maximize value and is in the best interest of the Sellers, their respective shareholders and creditors; and

WHEREAS, the transactions contemplated by this Agreement (the “Transactions”) are subject to the approval of the Bankruptcy Court and will be consummated only pursuant to a Sale Order (as defined below) to be entered in the Bankruptcy Case and other applicable provisions of the Bankruptcy Code.

NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter contained, and intending to be bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1 or in other Sections of this Agreement, as identified in the chart in Section 1.2:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Allowed Administrative Amount” means $8,600,000 as such amount may be adjusted in accordance with Schedule 8.2(c).

“Assumed Executory Contracts” means all Assumed Contracts and Assumed Leases.

“Assumption Order” means an Order of the Bankruptcy Court authorizing the assumption or the assumption and assignment of a Contract or Lease pursuant to Section 365 of the Bankruptcy Code, which Order may be the Sale Order.

“Bank Loan Amount” means $30,730,000 as such amount may be adjusted in accordance with Schedule 1.1A.

“Budget” has the meaning set forth in the DIP Credit Agreement.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized by law to close.

“Claim” has the meaning set forth in Section 101(5) of the Bankruptcy Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any contract, indenture, note, bond, personal property or other lease, license, purchase or sale order, warranties, commitments, or other written or oral agreement, other than a Lease, to which a Seller is a party.

“Cure Costs” means amounts that must be paid and obligations that otherwise must be satisfied, including pursuant to Sections 365(b)(1)(A) and (B) of the Bankruptcy Code, in connection with the assumption and/or assignment of the Assumed Leases and the Assumed Contracts.

“Designation Deadline” means 5:00 p.m., New York time, on the day that is five (5) Business Days prior to the Bid Deadline.

“DIP Credit Agreement” means the debtor in possession financing facility approved by the Bankruptcy Court.

“Documents” means all files, documents, instruments, papers, books, reports, records, tapes, microfilms, photographs, letters, budgets, forecasts, ledgers, journals, title policies, customer lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing documentation (sales brochures, flyers, pamphlets, web pages, etc.), whether or not in electronic form.

“Employee Benefit Plans” means each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity related compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination, change in control, retention or severance plan, agreement or arrangement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to, or required to be contributed to, by the Company, the Sellers or an ERISA Affiliate or to which the Company, the Sellers or an ERISA Affiliate is party, whether written or oral, for the benefit of any director or employee or former director or employee of the Company or any former Subsidiary of the Company.

“Employees” means all individuals, as of the date hereof, who are employed by any of the Sellers.

“Encumbrances” means any security interest, lien, collateral assignment, right of setoff, debt, obligation, liability, pledge, levy, charge, escrow, encumbrance, option, right of first refusal, transfer restriction, conditional sale contract, title retention contract, mortgage, lease, deed of trust, hypothecation, indenture, security agreement, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, or any other agreement, arrangement, contract, commitment, understanding or obligation of any kind whatsoever, whether written or oral.

“Environmental Laws” means all federal, state, local and foreign laws, regulations, rules and ordinances, and common law, relating to pollution or protection of human health, safety, or the environment, including, without limitation, laws relating to releases or threatened releases of Hazardous Substances into the environment (including, without limitation, ambient air, surface water, groundwater, land, surface and subsurface strata).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that with the Company or the Sellers is:

(a)	a member of a controlled group of corporations within the meaning of Section 414(b) of the Code.

(b)	a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code;

(c)	a member of an affiliated service group within the meaning of Section 414(m) of the Code; or

(d)	a member of a group of organizations required to be aggregated under Section 414(o) of the Code.

“Excluded Contract” means any Contract that is not an Assumed Contract.

“Excluded Environmental Liabilities” means any Liability, whenever arising or occurring, whether or not constituting a breach of any representation or warranty herein and whether or not set forth on any disclosure schedule hereto, arising under Environmental Laws with respect to (i) the Excluded Assets, (ii) any assets other than the Purchased Assets and the Excluded Assets owned, leased, operated or occupied by the Sellers at any time, or (iii) the Business, the Purchased Assets or the Real Property (including without limitation any arising from the on-site or off-site release, threatened release, treatment, storage, disposal, or arrangement for disposal of Hazardous Substances) with respect to Liabilities that occurred or existed prior to the Closing Date, except in each case to the extent such Liability is an Assumed Liability pursuant to Section 2.3(a) hereof.

“Excluded Executory Contract” means any Excluded Contract or Excluded Lease.

“Excluded Lease” means any Lease that is not an Assumed Lease.

“Excluded Matter” means: (i) any material change in the United States or foreign economies or financial markets in general; (ii) any material change that generally affects the industry in which Sellers operate; (iii) any material change arising in connection with acts of God, hostilities, acts of war, sabotage, terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) any change in applicable Laws or GAAP or generally accepted interpretation thereof; or (v) any actions taken or proposed to be taken by Purchaser or any of its Affiliates or with Purchaser’s prior written consent or permission; (vi) any actions required by law; (vii) any change resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the Transactions, including by reason of the identity of the Purchaser or communication by the Purchaser of its plans or intentions regarding the operation of the Business; (vii) any material adverse effect resulting from the filing of the Bankruptcy Case.

“Executory Contract” means any Contract or Lease that is executory as that term is used in Section 365 of the Bankruptcy Code.

“Final Order” means an Order of the Bankruptcy Court the operation of which has not been modified or amended without the consent of Purchaser, reversed or stayed, as to which Order no appeal or motion, application, petition or writ seeking reversal, reconsideration, reargument, rehearing, certiorari, amendment, modification, a stay or similar relief is pending, and the time to file any such appeal or motion, application, petition or writ has expired.

“GAAP” means generally accepted accounting principles in the United States, consistently applied throughout the specified period.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether foreign, federal, state, or local, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

“Hazardous Substances” means any chemical, mixture, waste, substance, material, pollutant, or contaminant, including without limitation petroleum, asbestos and asbestos-containing materials, with respect to which liability or standards of conduct are imposed under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” means all intellectual property arising from or in respect of the following: (i) all patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, (ii) all trademarks, service marks, trade names, service names, brand names, all trade dress rights, logos, Internet domain names and corporate names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof, (iii) copyrights and registrations and applications therefor and works of authorship, and mask work rights, and (iv) all Software of Sellers.

“Interest” shall mean an “interest in property” as such phrase is used in Section 363(f) of the Bankruptcy Code.

“Knowledge of Non-Debtor Subsidiaries” means the actual knowledge of Michael Kennedy, Paul Ridder, Rad Hastings, Richard C. Hunsinger, Carrie Williamson, Scott Myers, Michael Pate, Stan Springel, Henrik Akermark, Markuu Rautanen, Pierrette Morissette and Jouni Lattu, and, to the extent not included in the aforementioned individuals, the senior most executive and financial officers of each of the Non-Debtor Subsidiaries.

“Knowledge of Sellers” means the actual knowledge of Michael Kennedy, Paul Ridder, Rad Hastings, Richard C. Hunsinger, Carrie Williamson, Scott Myers, Michael Pate and Stan Springel.

“Law” means any federal, state, local or foreign law, statute, code, ordinance, rule or regulation or common law requirement.

“Leases” means all unexpired leases, subleases, licenses or other agreements, including all amendments, extensions, renewals, guaranties or other agreements with respect thereto, pursuant to which the Sellers hold or use any non-residential Real Property.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or claims or any proceedings by or before a Governmental Body.

“Liability” means any debt, liability or obligation (whether direct or indirect, known or unknown, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“Lien” has the meaning set forth in Section 101(37) of the Bankruptcy Code.

“Material Adverse Change” means any event, occurrence or effect (regardless of whether such event, occurrence or effect constitutes a breach of any representation, warranty or covenant of Sellers hereunder) that has had or would be reasonably likely to have, individually or when considered together with any other events, occurrences or effects (i) a material adverse change in the Business, financial condition, or assets or property of the Company and its Subsidiaries taken as a whole or (ii) a material adverse change in or to the ability of Sellers to consummate the Transactions or perform their obligations under this Agreement, other than, in either case, to the extent such effect or change results from or relates to an Excluded Matter; provided, however, that the act of filing a case under chapter 11 of the Bankruptcy Code by the Sellers does not and shall not constitute a Material Adverse Change.

“Material Decision” shall mean any of the following to the extent the same may affect the Business following the Closing Date: (i) entering into any Material Contract; (ii) terminating any Lease or Contract; (iii) making any material amendment or waiving any of Seller’s rights in respect of any Lease or Contract; or (iv) taking any action to respond to any material customer or regulatory complaint outside of the normal course of business.

“Non-Debtor Subsidiaries” means all of the Company’s direct and indirect subsidiaries that are not Sellers.

“Order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Body.

“Permitted Exceptions” means, with respect to or upon any of the property or assets of the Sellers, whether owned as of the date hereof or thereafter, (i) all Liens, defects, exceptions, restrictions, easements, rights of way and encumbrances of record of such property or asset and which would not individually (or in the aggregate with others) be reasonably expected to have a Material Adverse Change on the use or enjoyment of such asset, (ii) any other imperfections in title, charges, easements, restrictions, encumbrances and other matters affecting title that do not materially affect the value or use of the affected asset, (iii) Liens for Taxes that constitute Assumed Liabilities, (iv) zoning, entitlement and other land use and environmental laws and regulations by any Governmental Body; (v) Liens, Claims, Interests or Encumbrances that constitute Assumed Liabilities; (vi) violations of laws, regulations, ordinances, orders or requirements, if any, arising out of the adoption, promulgation, repeal, modification or reinterpretation of any law, rule, regulation, ordinance or order of any federal, state, county or local government, governmental agency, court, commission, department or other such entity which occurs subsequent to the Effective Date, (vii) Liens, title exceptions or other imperfections of title caused by or resulting from the acts of Purchaser or any of its affiliates, employees, officers, directors, agents, contractors, invitees or licensees and (viii) encroachments, overlaps, boundary line disputes, and any other matters which would be disclosed by an accurate survey and inspection of the affected asset and that do not materially detract from the value of or materially impair the use of the affected asset.

“Permitted Restructuring Alternative” means any of the Sellers’ other restructuring alternatives to the extent and only to the extent they result in a lump-sum cash payment to the Tennenbaum Lenders in full satisfaction of all Liabilities and other obligations under the Tennenbaum Credit Agreement on or before ninety (90) days following the Petition Date.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Petition Date” means the date on which each of the Sellers filed their respective petitions for relief under Chapter 11 of the Bankruptcy Code.

“Revolving Credit Facility” means the Revolving Credit and Security Agreement, dated as of December 29, 2005, entered into by and among Radnor and certain of its subsidiaries and National City Bank, as lender and agent, and certain other lenders, as amended, modified or restated.

“Sale Order” means an order entered by the Bankruptcy Court in the form annexed hereto as Exhibit 1.1A, which attached form is acceptable to the Purchaser.

“Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (v) all documentation including user manuals and other training documentation related to any of the foregoing.

“Subsidiary” means all direct and indirect subsidiaries of the Company.

“Substantially All” means more than fifty percent (50%).

“Tax Authority” means any government, or agency, instrumentality or employee thereof, charged with the administration of any law or regulation relating to Taxes.

“Taxes” means (i) all federal, state, local or foreign taxes, charges or other assessments, including, without limitation, all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, (ii) any item described in clause (i) for which a taxpayer is liable as a transferee or successor, by reason of the regulations under Section 1502 of the Code, or by contract, indemnity or otherwise, and (iii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Tax Authority in connection with any item described in clause (i) or (ii).

“Tax Return” means all returns, declarations, reports, estimates, information returns and statements required to be filed in respect of any Taxes (including any attachments thereto or amendments thereof).

“Tennenbaum Credit Agreement” means the Credit Agreement, dated as of December 1, 2005 entered into by and among Radnor, various guarantors and Special Value Expansion Fund, LLC, Special Value Opportunities Fund, LLC and Tennenbaum Capital Partners, LLC, as amended, modified or restated.

“Transition Services Agreement” means an agreement mutually agreeable to the parties hereto and substantially in the form attached hereto as Exhibit 1.1B, which agreement shall provide for (i) the services of certain Retained Employees designated therein, at the Company’s cost, (ii) continued salary and ordinary benefits at current levels for such Employees with severance in the amounts set forth therein, and (iii) an aggregate cost to the Purchaser not in excess of $1,000,000.

1.2 Terms Defined Elsewhere in this Agreement. For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section

Advancement Amount	3.1(a)(v)
Agreement	Preamble
Allocation Statement	11.2
Antitrust Division	8.4(a)
Antitrust Laws	8.4(b)
Assigned Permits	2.1(b)(xvi)
Assumed Contracts	2.1(b)(xiii)
Assumed Leases	2.1(b)(xii)
Assumed Liabilities	2.3
Assumed Liabilities Amount	3.1(a)(vi)
Auction Date	7.2(a)
Avoidance Action	2.2(h)
Bankruptcy Case	Recitals
Bankruptcy Code	Recitals
Bankruptcy Court	Recitals
Bid Deadline	7.2(a)
Bidding Procedures Order	7.2(a)
Break-Up Fee and Expense Reimbursement	7.4
Business	Recitals
Closing	4.1
Closing Date	4.1
Company	Preamble
Competing Transaction	7.1

Credit Bid Amount	3.1(a)(ii)
Cure Costs Deadline	2.5(a)
D&O Policies	2.2(d)
Effective Date	Preamble
Environmental Liability	2.4(k)
Excepted Commitments	8.2(c)
Excluded Assets	2.2
Excluded Liabilities	2.4
Excluded Non-Debtor Subsidiaries	2.2(k)
Existing L/Cs	8.10
FTC	8.4(a)
Funding Commitment	4.4(h)
Initial Incremental Bid Amount	7.2(b)
Inventory	2.1(b)(ii)
ISRA	8.4(c)
Leased Machinery and Equipment	2.1(b)(i)
Leased Real Property	5.13(b)
Liquidated Damages Amount	4.6(b)
Machinery and Equipment	2.1(b)(i)
Material Contracts	5.11
Miscellaneous Secured Debt	2.10
Miscellaneous Secured Facilities Amount	3.1(a)(iii)
New Jersey Property	8.4(c)
NJDEP	8.4(c)
Non-Debtor Consents	8.3
Owned Machinery and Equipment	2.1(b)(i)
Owned Real Property	2.1(b)(iv)
Payoff Deadline	2.10
Periodic Taxes	11.1
Prior Event	12.11(a)
Purchased Assets	2.1(b)
Purchased Intellectual Property	2.1(b)(xiv)
Purchase Price	3.1
Purchaser	Preamble
Purchaser Group	12.11(a)
Qualified Bid	7.2(b(iii)
Qualified Bidder	7.2(b)(ii)
Real Property	5.13(b)
Released Claims	12.11(a)
Retained Employee	9.1(a)
Sale Hearing	7.2(a)
Secured Asset	2.10
Seller or Sellers	Preamble
Seller Group	12.11(a)
Supplies	2.1(b)(iii)
Tennenbaum Lenders	3.1(a)(ii)
Termination Date	4.4(b)
Transactions	Recitals
Transferred Employees	9.1(a)
WARN Act	2.7(c)
Wind Down Amount	2.8(e)

1.3 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Dollars. Any reference in this Agreement to $ means U.S. dollars.

Exhibits/Schedules. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

Herein. The words such as “herein,” “hereinafter,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires.

Including. The word “including” or any variation thereof means “including, without limitation” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

(b) Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets.

(a) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall purchase, acquire and accept from Sellers, and Sellers shall sell, transfer, convey and deliver to Purchaser all of Sellers’ right, title and interest in, to and under the Purchased Assets, free and clear of all Liens, Claims, Interests and Encumbrances other than those created by Purchaser and other than Permitted Exceptions to the fullest extent permitted by Sections 363 and 365 of the Bankruptcy Code.

(b) For all purposes of and under this Agreement, the term “Purchased Assets” means all of the properties, assets, and rights of Sellers (other than the Excluded Assets) existing as of the Closing, real or personal, tangible or intangible, including but not limited to:

(i) All (x) equipment, computers, machinery, tooling, dies, furniture, fixtures and improvements and other tangible personal property owned by Sellers (the “Owned Machinery and Equipment”), (y) equipment, computers, machinery, tooling, dies, furniture, fixtures and improvements and other tangible personal property which are leased by Sellers pursuant to an Assumed Contract (the “Leased Machinery and Equipment,” and together with the Owned Machinery and Equipment, the “Machinery and Equipment”), and (z) rights of Sellers to the warranties, express or implied, and licenses received from manufacturers, sellers and lessors of the Machinery and Equipment;

(ii) All inventories of raw materials, goods, work in process, and finished products (the “Inventory”);

(iii) All supplies, items, spare parts, replacement and component parts and office and other materials and tangible items used, held for use or necessary to operate and maintain the Machinery and Equipment or to process raw materials and work in process into finished products (the “Supplies”);

(iv) All owned real property, together with any and all buildings, fixtures, structures and improvements located thereon and all rights, privileges, easements, licenses, hereditaments and other appurtenances relating thereto (the “Owned Real Property”);

(v) All cars, trucks, fork lifts, other industrial vehicles and other motor vehicles owned by Sellers or leased by Sellers pursuant to an Assumed Contract;

(vi) All Software owned by Sellers (including, without limitation, process control software) or leased by Sellers pursuant to an Assumed Contract;

(vii) All (x) of any Seller’s ownership rights and equity interests in the Non-Debtor Subsidiaries and (y) to the extent in the possession of Sellers, organizational documents, record books, copies of Tax and financial records and such other files, books and records of Sellers relating to the Non-Debtor Subsidiaries, except those ownership rights and equity interests designated by the Purchaser as Excluded Assets pursuant to Section 2.2(k);

(viii) All goodwill associated with the Business or the Purchased Assets;

(ix) Any interest in and to any refund of Taxes;

(x) All cash (including checks received prior to the close of business on the day prior to the Closing Date, whether or not deposited or cleared prior to the close of business on the Closing Date), commercial paper, marketable securities, certificates of deposit and other bank deposits, treasury bills and other cash equivalents (other than cash amounts in any Blocked Account or cash in the possession of the agent, any lender or participant under the DIP Credit Agreement that is credited to the loan accounts of Sellers maintained by the agent in accordance with the terms of the DIP Credit Agreement, but solely to the extent that such cash has been set off against or has reduced the amount outstanding under the DIP Credit Agreement as of immediately prior to Closing);

(xi) all accounts receivable of the Sellers that relate to the Purchased Assets;

(xii) all Leases of Sellers set forth on Schedule 2.1(b)(xiv) that are assumed and assigned to the Purchaser pursuant to the Sale Order (the “Assumed Leases”), together with all security deposits related thereto and all permanent fixtures, improvements and appurtenances thereto and associated with such Assumed Leases;

(xiii) all Contracts of Sellers set forth on Schedule 2.1(b)(xv) that are assumed and assigned to the Purchaser pursuant to the Sale Order (the “Assumed Contracts”), together with all security deposits related thereto and the right to receive income in respect of such Assumed Contracts on or after the Closing Date, and any causes of action relating to past or present breaches of the Assumed Contracts;

(xiv) subject to Section 8.9, (x) all rights in and to Intellectual Property rights owned or licensed by Sellers to the broadest extent Sellers are permitted by law to transfer such Intellectual Property (the “Purchased Intellectual Property”) and (y) to the extent such Intellectual Property may not be transferred to Purchaser, each Seller shall be deemed to have granted to Purchaser an exclusive, royalty free right and license to use the Intellectual Property from and after the Closing Date, to the broadest extent permitted by law;

(xv) all Documents that are used in, held for use in or intended to be used in, or that arise primarily out of, the Business and operations of the Sellers, including Tax Returns, financial statements, Documents relating to products of the Sellers, services, marketing, advertising, promotional materials, Purchased Intellectual Property, personnel files for Transferred Employees and all files, customer files and documents (including credit information), supplier lists, records, literature and correspondence, whether or not physically located on Owned Real Property or premises subject to a Assumed Lease, but excluding any Documents exclusively related to an Excluded Asset; provided, that, Purchaser shall provide Sellers with reasonable access to such Documents;

(xvi) all Permits used by Sellers that relate to the Purchased Assets, to the extent assignable (the “Assigned Permits”);

(xvii) all rights under all insurance policies and all rights of every nature and description under or arising out of such policies, except as provided in Section 2.2(d) and (e);

(xviii) all prepaid expense and deposits, including security deposits, utility deposits, deposits with creditors and other deposits or prepaid items of any kind or nature whatsoever related to the Purchased Assets, net of any amounts properly set off, recouped or otherwise retained by third party holders of such prepaid expenses and deposits;

(xix) subject to Section 2.6, any asset that requires the consent of a third party to be transferred, assumed or assigned notwithstanding the provisions of Section 365 of the Bankruptcy Code, as to which such consent has not been obtained as of the Closing Date, upon receipt of such consent on or after the Closing Date and entry of an appropriate Assumption Order as provided in Section 2.6;

(xx) any rights, claims or causes of action of Sellers against third parties arising out of events occurring prior to the Closing Date, including, for the avoidance of doubt, arising out of events occurring prior to the Petition Date, and including any rights under or pursuant to any and all warranties, representations and guarantees made by suppliers, manufacturers and contractors relating to products sold, or services provided, to Sellers, excluding only the rights, claims and causes of action that are identified as Excluded Assets in Section 2.2; and

(xxi) all other tangible or intangible assets not expressly identified as Excluded Assets.

2.2 Excluded Assets. Notwithstanding anything to the contrary contained herein, nothing herein shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser, and Sellers shall retain all right, title and interest to, in and under, and all obligations with respect to, the Excluded Assets. For all purposes of and under this Agreement, the term “Excluded Assets” means:

(a) all Excluded Leases;

(b) all Excluded Contracts;

(c) all receivables, claims or causes of action related exclusively to any Excluded Executory Contract or any other Excluded Asset;

(d) all claims or cause of actions of the Sellers against any current or former directors or officers and all of the rights of the Sellers and non-Seller third parties under the

Sellers’ insurance policies providing coverage for current and former directors and officers of the Sellers (the “D&O Policies”) and to the proceeds thereof with respect to such claims or causes of action;

(e) all rights under insurance policies relating to claims for losses related exclusively to any Excluded Asset;

(f) all Documents exclusively related to any Excluded Asset; provided, that Sellers shall provide Purchaser reasonable access to such Documents;

(g) any amounts that a Seller is entitled to in connection with all prepaid expenses, letters of credit, security deposits or Claims with respect to any Excluded Executory Contract;

(h) any avoidance causes of action of Sellers against non-Seller third parties other than the Purchaser Group (as defined herein), arising under Subchapters II and III of Chapter 5 of Title 11 of the Bankruptcy Code, and causes of action under Section 550 and 551 of the Bankruptcy Code to recover any such avoided transfers (“Avoidance Actions”); provided that Sellers may not bring any Avoidance Action with respect to any payment that would constitute a Cure Cost under an Assumed Contract;

(i) any shares of capital stock or other equity interest of any Seller or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest of any Seller;

(j) any minute books, stock ledgers, corporate seals and stock certificates of Sellers, and other similar books and records that Sellers are required by Law to retain or that Sellers determine are reasonably necessary to retain including corporate or other entity filings; provided, that Sellers shall provide Purchaser reasonable access to any Excluded Asset described in this subclause (j);

(k) subject to Section 2.9, all rights and ownership interests in any Non-Debtor Subsidiary identified by Purchaser on or before the Designation Deadline and listed on Schedule 2.2(k) hereto (the “Excluded Non-Debtor Subsidiaries”); and

(l) any rights of Sellers under this Agreement.

2.3 Assumption of Liabilities. On the terms and subject to the conditions and limitations set forth in this Agreement, at the Closing, Purchaser shall assume, effective as of the Closing, and shall timely perform and discharge in accordance with their respective terms, the following Liabilities (without duplication) existing as of the Closing Date (collectively, the “Assumed Liabilities”) and no others:

(a) All accrued and unpaid Liabilities of the Sellers arising in the ordinary course of business during the Bankruptcy Case through and including the Closing Date to the extent such Liabilities are allowed administrative expenses of the Sellers’ estates pursuant to Section 503(b) of the Bankruptcy Code, including but not limited to, Liabilities of the Sellers, to the extent allowed, in respect of Taxes, environmental obligations, salary, wages commissions, and other employee payroll obligations and expenses incurred in the operation of the Business (except for Liabilities of the type otherwise assumed in this Section 2.3 or set forth in Section 2.8);

(b) all Liabilities of Sellers under the Assumed Executory Contracts arising after the Closing Date;

(c) all Cure Costs related to the Assumed Executory Contracts;

(d) the Liabilities of Sellers under any court-approved management incentive plan, but only to the extent set forth on Schedule 2.3(d) hereto;

(e) all Liabilities of Sellers as of the Closing Date for any accrued and unpaid claims that are allowed administrative expenses pursuant to Sections 503(b)(9) or 546(c) of the Bankruptcy Code in an aggregate amount not to exceed the Allowed Administrative Amount, which amount shall be in addition to the Liabilities assumed pursuant to Sections 2.3(a), (b) and (c) above;

(f) all of Purchaser’s Liabilities under the Transition Services Agreement;

(g) all Liabilities under any product-related warranties or product-related guarantees of the Sellers with respect to the Purchased Assets, but not including Claims of any entity against Sellers or Sellers’ estates that existed or arose prior to the Petition Date;

(h) all Liabilities of Sellers with respect to statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings provided an appropriate reserve is established therefore, but only to the extent such Liabilities constitute allowed administrative claims under Section 503(b) of the Bankruptcy Code;

(i) all Liabilities of Sellers for mechanics’, carriers’, workers’, repairers’ and similar Liens arising or incurred in the ordinary course of the Sellers’ business, but only to the extent such Liabilities constitute (i) allowed administrative claims under Section 503(b) of the Bankruptcy Code or (ii) are secured claims that are senior in priority and right of payment to the claims of the agents and lenders arising under the Revolving Credit Facility and the Tennenbaum Credit Agreement;

(j) all transfer Taxes and all documentary or deed stamps and all charges for or in connection with the recording of any document or instrument contemplated hereby, in connection with the transfer of the Purchased Assets; and

(k) all Taxes that are allowed as administrative expenses in the Bankruptcy Case, including but not limited to Taxes payable under Section 503(b)(1)(B) and (C) of the Bankruptcy Code.

2.4 Excluded Liabilities. Purchaser shall not assume and shall be deemed not to have assumed, and Sellers shall be solely and exclusively liable with respect to, (i) the Excluded Environmental Liabilities, but only to the extent of applicable law, or (ii) any other Liabilities of Sellers of whatever nature, whether presently in existence or arising hereafter, known or unknown, disputed or undisputed, contingent or non-contingent, liquidated or unliquidated or otherwise, other than the Assumed Liabilities (collectively, the “Excluded Liabilities”).

2.5 Executory Contract Designation.

(a) Prior to the Designation Deadline, the Purchaser shall designate each Executory Contract that the Purchaser elects to be assumed and assigned to it as of the Closing Date. Purchaser shall pay, satisfy or otherwise discharge its obligations with respect to the Cure Costs related to such Executory Contracts no later than 45 days after the Closing Date (the “Cure Costs Deadline”).

(b) Subsequent to the Designation Deadline and on or prior to the Cure Costs Deadline, Purchaser may designate any Executory Contract that the Sellers have not rejected pursuant to Section 365 of the Bankruptcy Code as an Assumed Contract or Assumed Lease without being required to pay the Sellers any additional Purchase Price, and Sellers shall use their reasonable efforts to seek an Assumption Order with respect any such Executory Contract so designated; provided, however, that Purchaser shall be obligated to pay any Cure Costs with respect to any such Assumed Executory Contract; and provided, further, however, that Purchaser advances or reimburses Sellers for any and all costs (including the professional fees associated with) related to or incurred in connection with the Sellers seeking entry of the Assumption Order with respect to such Executory Contract. Purchaser shall pay, satisfy or otherwise discharge its obligations with respect to Cure Costs related to the assumption and assignment of such Executory Contracts no later than forty-five (45) days after entry of the Assumption Order with respect to any Executory Contract assumed or assigned to Purchaser pursuant to this Section 2.5(b).

(c) From the Effective Date through and including the Cure Costs Deadline, Sellers shall not reject any Executory Contract unless otherwise agreed to in writing by Purchaser.

(d) From the Closing Date through and including the Cure Costs Deadline, Purchaser shall advance or reimburse all of Sellers’ costs and expenses accruing after the Closing Date under any Executory Contract that Purchaser has not (i) agreed that Sellers may reject pursuant to Section 2.5(c) or (ii) provided Sellers with written notice that such Executory Contract will not be assumed and assigned pursuant to Section 2.5(a) or (b) above.

2.6 Assignment of Contracts and Rights. To the maximum extent permitted by the Bankruptcy Code, the Purchased Assets and the Sellers’ rights to the Intellectual Property shall be assumed and assigned to Purchaser pursuant to Section 365 of the Bankruptcy Code as of the Closing Date or such other date as specified in an Order or this Agreement, as applicable. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or any right thereunder if an attempted assignment without the consent of a third party would constitute a breach or in any way adversely affect the rights of the Purchaser or Seller thereunder. If such consent is not obtained or such assignment is not attainable pursuant to Sections 105, 363 or 365 of the Bankruptcy Code other than as a result of the failure to pay Cure Costs which are not Assumed Liabilities, then such Purchased Assets shall not be transferred hereunder and the Closing shall proceed with respect to the Remaining Purchased Assets without any reduction in Purchase Price.

2.7 Further Conveyances and Assumptions.

(a) From time to time following the Closing, Sellers shall, or shall cause their Affiliates to, transfer to the Purchaser any Purchased Assets received by or in the possession of the Sellers.

(b) From time to time following the Closing, Sellers and Purchaser shall, and shall cause their respective Affiliates to, execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its respective successors or assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be conveyed to Purchaser under this Agreement and to assure fully to each Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement, and to otherwise make effective the Transactions.

(c) Within ten (10) Business Days following the Purchaser’s identification of all of the Transferred Employees, Sellers shall provide a list of the name and site of employment of any and all employees of Sellers who have experienced, or will experience, an employment loss or mass layoff (as defined by the Worker Adjustment and Retraining Notification Act of 1988 or any similar applicable state or local law requiring notice to employees in the event of a closing or layoff (the “WARN Act”)) as a result of the Transactions contemplated by this Agreement.

(d) Sellers and Purchaser shall cooperate to comply with and take all actions necessary to minimize the obligations arising under the WARN Act. Sellers shall send notices under the WARN Act as Sellers may deem advisable or as Purchaser may reasonably request.

2.8 Advancement for Certain Amounts. Purchaser shall either advance or reimburse Sellers, or, in the case of clause (d) below, pay directly on behalf of Sellers, on the Closing Date or, if the Closing occurs, such later date as the same may become due and payable, the following amounts:

(a) any Bankruptcy Court-approved accrued and unpaid professional fees and expenses incurred by the Sellers in connection with the administration of the Bankruptcy Case (other than those described in clauses (b) and (d) below) as of the Closing Date, but not including any fees and expenses of any professional in pursuing or supporting Claims, objections, avoidance actions or any other litigation against any member of the Purchaser Group;

(b) any Bankruptcy Court-approved transaction, restructuring or similar success fees incurred by Sellers as of the Closing Date and payable to Lehman Brothers, Inc. (or any subsequent financial advisor) representing the Sellers in connection with consummation of the Transactions contemplated by this Agreement, in an aggregate amount not to exceed Three Million Dollars ($3,000,000), minus the aggregate amount of any monthly or other fees paid or payable to Lehman Brothers, Inc. (or any subsequent financial advisor) under Section 2.8(a) hereof;

(c) any accrued and unpaid fees and expenses of any officers provided to the Sellers by Alvarez & Marsal incurred by the Sellers as of the Closing Date;

(d) any accrued and unpaid professional fees payable by the Sellers to the professionals retained by a Tennenbaum Lender in connection with the DIP Credit Agreement or the Tennenbaum Credit Agreement; and

(e) the costs and expenses of the Sellers (including Bankruptcy Court-approved professional fees and expenses) incurred in connection with the Sellers winding down of their affairs, the filing and prosecution of a liquidating plan of reorganization and the closing of the Sellers’ Bankruptcy Case, in an amount not to exceed $750,000 (the “Wind Down Amount”), payable pursuant to Section 3.1(b).

Notwithstanding the foregoing, the aggregate amount advanced or reimbursed by Purchaser for the fees and expenses set forth in clauses (a) and (c) above shall not exceed $4,000,000 in the aggregate (the “Expense Cap”); provided, however, that such Expense Cap shall be reduced dollar for dollar by the amount of any fees and expenses described in clauses (a) and (c) above that are paid from proceeds of the DIP Credit Agreement.

2.9 Non-Debtor Subsidiaries.

(a) Prior to the Designation Deadline, the Purchaser shall designate each Non-Debtor Subsidiary the ownership rights and equity interests of which the Purchaser elects to be included in the Purchased Assets as of the Closing Date.

(b) Subsequent to the Designation Deadline and on or prior to ten (10) Business Days prior to the Cure Costs Deadline, Purchaser may designate any Excluded Non-Debtor Subsidiary as a Purchased Asset without being required to pay the Sellers any additional Purchase Price, and Sellers shall use their reasonable efforts to seek an Order approving the sale, assignment, transfer or conveyance any such Excluded Non-Debtor Subsidiary to Purchaser; provided, however, that Purchaser advances or reimburses Sellers for any and all costs (including the professional fees associated with) related to or incurred in connection with the Sellers seeking entry of the Order with respect to such Excluded Non-Debtor Subsidiary.

(c) From the Effective Date through and including the tenth Business Day prior to the Cure Costs Deadline, Sellers shall not reject or otherwise liquidate, sell, assign, transfer or convey any Non-Debtor Subsidiary unless otherwise agreed to in writing by Purchaser.

(d) From the Closing Date through and including the Cure Costs Deadline, Purchaser shall advance or reimburse all of Sellers’ costs and expenses accruing after the Closing Date and on or prior to the tenth Business Day following any designation pursuant to Section 2.9(b) with respect to such designated Excluded Non-Debtor Subsidiary, net of any cash or other benefit received by any of the Sellers with respect to such designated Excluded Non-Debtor Subsidiary.

2.10 Miscellaneous Secured Facilities.

(a) Notwithstanding Sections 2.1, 3.1(a)(iii) and 3.1(b)(i) hereof, prior to the Designation Deadline, the Purchaser may elect to designate any Purchased Asset subject to a lien pursuant to any of the miscellaneous secured financing arrangements set forth on Schedule 3.1(a)(iii) (the “Miscellaneous Secured Debt”) as an Excluded Asset on the Closing Date (any such designated asset, a “Secured Asset”). In such an event, Schedule 3.1(a)(iii) hereto shall thereafter be deemed not to include the aggregate outstanding amount of any Miscellaneous Secured Debt securing such Secured Asset.

(b) At any time on or prior to thirty (30) days after the Closing Date (the “Payoff Deadline”), Purchaser may designate any Secured Asset previously designated as an Excluded Asset pursuant to Section 2.10(a) above as a Purchased Asset. In such an event, Purchaser shall pay, satisfy or otherwise discharge all outstanding obligations with respect to the Miscellaneous Secured Debt secured by any such Secured Asset no later than the Payoff Deadline.

(c) From the Effective Date through and including the Payoff Deadline, Sellers shall not sell, assign, transfer or convey any Secured Asset unless otherwise agreed to in writing by Purchaser.

(d) From the Closing Date and on or prior to the date of any designation pursuant to Section 2.10(b) with respect to such designated Secured Asset, Purchaser shall advance or reimburse all of Sellers’ costs and expenses accruing after the Closing Date with respect to such designated Secured Asset, including under any Miscellaneous Secured Debt related thereto.

ARTICLE III

CONSIDERATION

3.1 Consideration.

(a) Subject to Section 3.2, the aggregate consideration for the Purchased Assets (the “Purchase Price”) shall be equal to the following, as calculated on the Closing Date:

(i) obligations of any kind outstanding under the Revolving Credit Facility and the DIP Credit Agreement in an aggregate amount up to the sum of (a) all outstanding obligations of any kind under the Revolving Credit Agreement as of the Petition Date plus (b) all outstanding obligations under the DIP Credit Agreement but not in excess of the Bank Loan Amount; plus

(ii) $95,000,000, plus the amount of any accrued and unpaid interest payable to the lenders under Tranches A and B of the Tennenbaum Credit Agreement (the “Tennenbaum Lenders”) through the Auction Date (the “Credit Bid Amount”); plus

(iii) the aggregate outstanding amount under any mortgage or secured financing arrangements listed on Schedule 3.1(a)(iii) hereto (as such schedule shall be deemed modified in accordance with Section 2.10(a)), in an aggregate principal amount not to exceed $19,211,237, plus the amount of any accrued and unpaid interest, late fees, penalties and other charges, in each case to the extent constituting allowed secured claims under Section 506(b) of the Bankruptcy Code (the “Miscellaneous Secured Facilities Amount”); plus

(iv) the Wind Down Amount; plus

(v) the aggregate amount either advanced or reimbursed pursuant to Sections 2.8(a), (b), (c) and (d) (the “Advancement Amount”); plus

(vi) the aggregate amount of any Liabilities assumed pursuant to Section 2.3 (the “Assumed Liabilities Amount”).

(b) At Closing, the Purchase Price shall be payable, in Purchaser’s sole discretion and subject to Section 3.2, as follows:

(i) with respect to the Bank Loan Amount and Miscellaneous Secured Facilities Amount, by paying cash or, with the consent of the lenders under the applicable agreements, by assuming the Sellers’ obligations thereunder;

(ii) with respect to the Credit Bid Amount, by (x) paying cash, (y) delivering fully executed releases and waivers by the Tennenbaum Lenders of the aggregate amount of the Credit Bid Amount, or (z) assuming the Sellers’ obligations with respect to the Credit Bid Amount on terms reasonably acceptable to the Tennenbaum Lenders; and

(iii) with respect to the Wind Down Amount, by paying cash.

3.2 Purchase Price Adjustment.

(a) On the Closing Date, the Purchase Price shall be reduced dollar for dollar by an aggregate amount equal to the amount of any (i) payment(s) made by any Seller in breach of Section 8.2(c) hereof or (ii) other than Excepted Commitments, commitments made or Liabilities incurred by any Seller to make any payment in excess of the amounts set forth on Schedule 8.2(c), as such amounts may be reduced in accordance with the definition of Bank Loan Amount and Schedule 1.1A, to the extent such commitments or Liabilities constitute Assumed Liability under Section 2.3.

(b) On or after the Closing Date, in reimbursement of amounts advanced or otherwise paid by Purchaser to Sellers in respect of the Wind Down Amount and the assumed allowed administrative expenses under Section 2.3(e) hereof, the Sellers’ estates shall promptly pay to Purchaser 100% of all recoveries from the prosecution, settlement or adjudication of any claim of Sellers’ estates or their assignees, including avoidance claims, plus the net proceeds from the transfer, liquidation or other disposition of the Excluded Assets, until the Wind Down Amount is repaid and reimbursed to Purchaser in full, and thereafter until 50% of the amount of Assumed Liabilities under Section 2.3(e) has been repaid and reimbursed to Purchaser.

ARTICLE IV

CLOSING AND TERMINATION

4.1 Closing Date. Subject to the satisfaction of the conditions set forth in Sections 10.1, 10.2 and 10.3 hereof (or the waiver thereof by the party entitled to waive that condition), the closing of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Milbank, Tweed, Hadley & McCloy LLP, 1 Chase Manhattan Plaza, New York, NY 10005 (or at such other place as the parties may designate in writing) at 10:00 a.m. (New York City time) on the date the conditions set forth in Article X are satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing shall be held is referred to in this Agreement as the “Closing Date.”

4.2 Deliveries by Sellers. At the Closing, Sellers shall deliver to Purchaser:

(a) one or more duly executed bills of sale in a form to be agreed upon the parties hereto;

(b) one or more duly executed assignment and assumption agreements in a form to be agreed upon by the parties hereto and duly executed assignments of the U.S. trademark registrations and applications included in the Purchased Intellectual Property, in a form suitable for recording in the U.S. trademark office, and general assignments of all other Purchased Intellectual Property;

(c) the officer’s certificate required to be delivered pursuant to Sections 10.1(a) and 10.1(b);

(d) affidavits executed by each Seller that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

(e) a certified copy of the Sale Order;

(f) a legal opinion of Skadden, Arps, Slate, Meagher & Flom LLP in the form of Exhibit 4.2(f) attached hereto;

(g) all other documents, instruments or writings of conveyance and transfer, in form and substance reasonably acceptable to Purchaser, as may be necessary or desirable to convey the Purchased Assets to Purchaser, such documents to be identified and provided by Purchaser to Sellers in a form acceptable to the Purchaser on or before the Designation Deadline;

(h) one or more duly executed assignment and assumption agreements in a form to be agreed upon by the parties hereto with respect to each of the Assumed Leases; and

(i) such other documents, instruments and certificates as the Purchaser may reasonably request, such documents to be identified and provided to Purchaser by Sellers in a form acceptable to the Purchaser on or before the Designation Deadline.

4.3 Deliveries by Purchaser. At the Closing, Purchaser shall deliver:

(a) Cash in the amount of the Purchase Price minus any portion of the Purchase Price that the Purchaser has elected to pay, pursuant to Section 3.1(b) of this Agreement by (i) assuming the Sellers’ Liabilities under the applicable agreements and (ii) delivering fully executed releases and waivers with respect to the Credit Bid Amount;

(b) A writing in a form reasonably acceptable to Sellers evidencing a release and waiver of the Credit Bid Amount, if applicable;

(c) one or more duly executed assignment and assumption agreements in a form to be agreed upon the parties hereto;

(d) the officer’s certificate required to be delivered pursuant to Sections 10.2(a) and 10.2(b);

(e) a duly executed assignment and assumption agreement in a form to be agreed upon by the parties hereto with respect to each of the Assumed Leases; and

(f) such other documents, instruments and certificates as the Sellers may reasonably request, such documents to be identified and provided by Sellers to Purchaser in a form acceptable to the Sellers on or before the Designation Deadline.

4.4 Termination of Agreement. This Agreement may be terminated prior to the Closing as follows:

(a) by Purchaser, (i) if the Bankruptcy Case is not filed by Sellers by the close of business on the day that is three (3) days after the Effective Date, or (ii) if the schedules and exhibits to be annexed hereto pursuant to Section 8.14 are not finally completed by the date set forth in Section 8.14;

(b) by Purchaser or Sellers, (i) if the Closing shall not have occurred by the close of business on the day that is ninety (90) days after the Petition Date (the “Termination Date”); provided, however, that if the Closing shall not have occurred on or before the Termination Date due to a material breach of any representations, warranties, covenants or agreements contained in this Agreement by Purchaser on the one hand or Sellers on the other hand, then the breaching party may not terminate this Agreement pursuant to this Section 4.4(b);

(c) by mutual written consent of Sellers and Purchaser;

(d) by Purchaser, if any condition to the obligations of Purchaser set forth in Section 10.1 or 10.3 shall have become incapable of fulfillment other than as a result of a breach by Purchaser of any covenant or agreement contained in this Agreement, and such condition is not waived by Purchaser;

(e) by Sellers, if any condition to the obligations of Sellers set forth in Section 10.2 or 10.3 shall have become incapable of fulfillment other than as a result of a breach by Sellers of any covenant or agreement contained in this Agreement, and such condition is not waived by Sellers;

(f) by Purchaser, if there shall be a breach by Sellers of any representation or warranty, or any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 10.1 or 10.3 and which breach has not been cured by the earlier of (i) 10 Business Days after the giving of written notice by Purchaser to Sellers of such breach and (ii) the Termination Date;

(g) by Sellers, if there shall be a breach by Purchaser of (x) any representation or warranty, or (y) any covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Sections 10.2 or 10.3 and which breach has not been cured by the earlier of (i) 10 Business Days after the giving of written notice by Sellers to Purchaser of such breach and (ii) the Termination Date;

(h) by Sellers, if (i) the Purchaser has neither waived nor satisfied the conditions set forth in Section 10.1(c), (d) and (f) on or before the Designation Deadline, (ii) the Purchaser has not delivered to the Sellers, by the Designation Deadline, an executed copy of a commitment to fund that portion of the Purchase Price to be paid in cash, in form and substance for a transaction of this type (the “Funding Commitment”), which Funding Commitment may not be amended in any material respect without the Sellers’ prior written consent or (iii) the Tennenbaum Lenders have not contributed or otherwise assigned to Purchaser their rights with respect to Tranches A and B under the Tennenbaum Credit Agreement.

(i) by Sellers or Purchaser if there shall be in effect a final non-appealable Order of a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions, it being agreed that the parties hereto shall promptly appeal any adverse determination which is not non-appealable (and pursue such appeal with reasonable diligence);

(j) by Purchaser, if the Auction Date is not on or before a date that is sixty (60) days following the Petition Date;

(k) by Purchaser, if (i) the Sale Order with respect to the Transactions or (ii) a sale order with respect to a Competing Transaction has not been entered within five (5) Business Days of the Auction Date;

(l) by Purchaser, if the Sale Order with respect to the Transactions has been entered and (i) Purchaser has provided Sellers with written notice that it is prepared to consummate the Transactions and (ii) the Closing Date does not occur within two (2) Business Days of Purchaser providing the Sellers with such notice; and

(m) automatically, upon the earlier to occur of (i) the consummation of a Competing Transaction and (ii) no transaction being consummated twenty-five (25) days after the entry of a sale order with respect to a Competing Transaction.

4.5 Procedure Upon Termination. In the event of termination pursuant to Section 4.4 hereof, written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or Sellers. If this Agreement is terminated as provided herein, each party shall redeliver all confidential documents, work papers and other material of any other party relating to the Transactions, whether so obtained before or after the execution hereof, to the party furnishing the same.

4.6 Effect of Termination.

(a) In the event that this Agreement is validly terminated as provided herein, then each of the parties shall be relieved of its duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to Purchaser or Sellers; provided, however, that the provisions of Article XII hereof shall survive any such termination and shall be enforceable hereunder, except Section 12.11 thereof if the Closing shall not have occurred; provided further, however, that nothing in this Section 4.6 shall be deemed to release any party from liability for any breach of its obligations under this Agreement.

(b) In the event that Sellers terminate this Agreement pursuant to Section 4.4(g)(y) and the Closing of the Transactions does not occur, Sellers shall have a right of partial set off against the Claims of Purchaser under the Tennenbaum Credit Agreement in an aggregate principal amount equal to ten (10%) of the Purchase Price, as adjusted pursuant to Section 3.2, as liquidated damages (the “Liquidated Damages Amount”). The parties hereto expressly agree and acknowledge that Sellers’ actual damages in the event of such a breach by Purchaser would be extremely difficult or impracticable to ascertain and that the Liquidated Damages Amount represents the parties’ reasonable estimate of such damages. Notwithstanding any other provision of this Agreement, Sellers shall have no other remedy for any breach by Purchaser under this Agreement. If Sellers shall be entitled to receive and do receive the right to set off the Liquidated Damages Amount in accordance herewith, then Sellers agree that such Liquidated Damages Amount shall be (i) full liquidated damages for any and all failures to act, defaults or breaches hereunder by Purchaser and (ii) shall constitute a full release and discharge of all claims for damages for such failures to act, defaults or breaches and Sellers shall not have any further cause of action for damages, specific performance or any other legal or equitable relief against Purchaser or its Affiliates with respect thereto.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby jointly and severally represents and warrants to Purchaser that:

5.1 Organization and Good Standing. Each Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and in each jurisdiction where it is qualified to do business, subject to the limitations imposed on such Seller as a result of having filed a petition for relief under the Bankruptcy Code, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted. Schedule 5.1 sets forth each Seller, the jurisdiction of its organization and each jurisdiction in which it is qualified to do business.

5.2 Authorization of Agreement. Subject to entry of the Sale Order and such other authorization as is required by the Bankruptcy Court: (a) each Seller has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its respective obligations hereunder and thereunder; (b) the execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of each Seller; and (c) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party has been duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party constitutes legal, valid and binding obligations of each Seller enforceable against such Seller in accordance with its respective terms, subject to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.3 Conflicts; Consents of Third Parties.

(a) The execution and delivery by each Seller of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party, the consummation of the Transactions contemplated hereby and thereby, or compliance by such Seller with any of the provisions hereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) the certificate of incorporation and by-laws or comparable organizational documents of such Seller; (ii) subject to entry of the Sale Order, any Contract, Lease or Permit to which such Seller is a party or by which any of the properties or assets of such Seller are bound; (iii) subject to entry of the Sale Order, any Order of any Governmental Body applicable to such Seller or any of the properties or assets of such Seller as of the date hereof; or (iv) subject to entry of the Sale Order, any applicable Law, other than, in the case of clauses (i), (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change.

(b) If the Sale Order is entered, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required on the part of Sellers in connection with the execution and delivery of this Agreement or any other agreement, document or instrument contemplated hereby or thereby to which it is a party, the compliance by Sellers with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, the assignment or conveyance of the Purchased Assets, or the taking by Sellers of any other action contemplated hereby or thereby, except for (i) the Non-Debtor Consents; (ii) compliance with the applicable requirements of the HSR Act, (iii) the entry of the Sale Order, (iv) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change and (v) those Permits listed on Schedule 5.3(b) hereof.

5.4 Title to Purchased Assets. Sellers either own or have the right to transfer the Purchased Assets, and, subject to the entry of the Sale Order, Purchaser will be vested with good title to such Purchased Assets, free and clear of all Liens, Claims, Interests and Encumbrances, other than Permitted Exceptions, to the fullest extent permissible under Section 363(f) of the Bankruptcy Code.

5.5 Taxes.

(a) Sellers have timely filed all Tax Returns required to be filed with the appropriate Tax Authorities in all jurisdictions in which such Tax Returns are required to be filed (taking into account any extension of time to file granted or to be obtained on behalf of Sellers), and all such Tax Returns are correct and complete in all material respects and no adjustment relating to such Tax Returns has been proposed in writing by any taxing authority. Sellers have not received any written notice or written inquiry from any jurisdiction where the Sellers do not currently file Tax Returns to the effect that such filings may be required with respect to the Purchased Assets or the Business, or that the Business may otherwise be subject to taxation by such jurisdiction. No power of attorney currently in force has been granted by the Sellers with respect to the Business that would be binding on Purchaser with respect to taxable periods commencing on or after the Closing Date. Except as to Taxes of Sellers the payment of which is or will be prohibited or stayed by the Bankruptcy Code, each Seller has paid all Taxes due and payable by it (whether or not such Taxes are shown on any Tax Return). Other than those set forth on Schedule 5.5(a), there are no Tax Liens on any of the Purchased Assets other than Permitted Exceptions.

(b) None of the Sellers is a foreign person within the meaning of Section 1445(f)(3) of the Code.

5.6 Intellectual Property. Except as set forth on Schedule 5.6, Sellers own or have valid licenses to use all material Purchased Intellectual Property. Except as set forth on Schedule 5.6, no claims are pending against Sellers before a Governmental Body or, to the Knowledge of Sellers, threatened with regard to the ownership by Sellers of any Purchased Intellectual Property.

5.7 Permits. Schedule 5.7 sets forth a true, complete and correct list of all material Permits, including all material Permits required under Environmental Laws, necessary for the ownership or operation of the Business and the Real Property and held by Sellers as of the Effective Date. Except as set forth on Schedule 5.7 and as may have resulted from the commencement of the Bankruptcy Case, all Permits (a) are valid and in full force and effect and, to the Knowledge of the Sellers, none of the Sellers are in default under or in violation of any such Permit, except for such defaults or violations which would not reasonably be expected, individually or in the aggregate, to cause a Material Adverse Change and no suspension or cancellation of any such Permits is pending (other than pursuant to its terms) or threatened and (b) except as set forth on Schedule 5.7 and subject to entry of the Sale Order and the provisions of Section 2.6 hereof, may be transferred or reissued to Purchaser in accordance with this Agreement and without the approval of any third party (other than the Bankruptcy Court).

5.8 Environmental Matters.

(a) Except as set forth on Schedule 5.8 and except as would not reasonably be expected to have a Material Adverse Change, Sellers are in compliance with all applicable Environmental Laws. No Seller has received written, or to the Knowledge of the Sellers, oral, notice of any pending or, to the Knowledge of the Sellers, threatened claim or investigation by any Governmental Authority or any other Person concerning material potential liability of any Seller under Environmental Laws in connection with the ownership or operation of the Business, the Real Property or any real property currently owned, leased or occupied by a Seller. There has not been a Release of any Hazardous Substance at, upon, in, from or under (i) any of the Real Property or any property currently owned or leased by a Seller or (ii) at any location to or from which a Seller has transported or arranged for the transportation or disposal of Hazardous Substances, in each case, in quantities or under circumstances that would give rise to any liability or require remediation, investigation or clean up pursuant to any Environmental Law.

(b) Sellers have provided or made available to Purchaser written non-privileged reports in the possession or control of Sellers relating to the presence or migration of Hazardous Substances on, in or under the Real Property and any property currently owned or leased by a Seller and the compliance of the Business with applicable Environmental Laws.

(c) Except as set forth on Schedule 5.8(c), no material capital or other expenditures are required to reach or maintain compliance with current Environmental Laws with respect to the operations of the Business or the Purchased Assets including without limitation, any such expenditures arising as the result of emissions from cup storage being classified as non-fugitive emissions by any Governmental Body.

5.9 Employee Benefits.

(a) Schedule 5.9(a) sets forth a complete and correct list of all Employee Benefit Plans.

(b) No Employee Benefit Plans are subject to Title IV or Section 302 of ERISA.

(c) Each Employee Benefit Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

(d) Each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code.

(e) There are no pending, or to the Knowledge of Sellers, threatened claims by or on behalf of any Employee Benefit Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Employee Benefit Plan (other than routine claims for benefits).

(f) No amounts payable under the Employee Benefit Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

(g) There are no material outstanding Liabilities of, or related to, any Employee Benefit Plan, other than Liabilities for benefits to be paid in the ordinary course to participants in such Employee Benefit Plan and their beneficiaries in accordance with the terms of such Employee Benefit Plan.

5.10 Litigation. Except as set forth on Schedule 5.10, there are no Legal Proceedings pending or, to the Knowledge of Sellers, threatened against any Seller before any Governmental Body, which, if adversely determined, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Change on the Business of the Sellers, the Business or the Purchased Assets.

5.11 Material Contracts.

(a) Schedule 5.11(a) contains for each Seller and Non-Debtor Subsidiary a correct and complete list, as of the date hereof, of all Contracts (the “Material Contracts”) pursuant to which any Seller or Non-Debtor Subsidiary has any rights or benefits or undertakes any obligations or liabilities that:

(i) has a duration of one year or more and is not terminable without penalty upon 90 days or less prior written notice by any party;

(ii) requires or could reasonably be expected to require any party thereto to pay $200,000 or more in the aggregate;

(iii) requires any severance, retention, or other termination payments to its Employees on or after the Closing Date;

(iv) contains any non-competition covenant or exclusivity arrangement;

(v) involves any contract (i) granting or obtaining any right to use any Intellectual Property (other than contracts granting rights to use readily available commercial Software having an annual license and/or maintenance fee of less than $25,000 in the aggregate for all such related contracts) or (ii) restricting the Sellers’ or and Non-Debtor Subsidiaries’ rights to any Purchased Intellectual Property.

(vi) regards the employment, services, consulting, termination or severance from employment relating to or for the benefit of any director, officer, employee, sales agent, distributor, dealer, independent contractor or consultant;

(vii) constitutes joint venture, partnership and similar contracts involving a sharing of profits or expenses (including but not limited to joint research and development and joint marketing contracts); or

(viii) constitutes master lease agreements providing for the leasing of material personal property.

(b) Except as set forth in Schedule 5.11(b) with respect to Material Contracts (other than Leases): (i) all of the Material Contracts are in full force and effect, (ii) except for breaches and defaults of the type referred to in Section 365(b)(2) of the Bankruptcy Code, none of the Sellers or Non-Debtor Subsidiaries, as the case may be, and to the Knowledge of the Sellers and Non-Debtor Subsidiaries, none of the other parties to the Material Contracts, are in material default under, and no event has occurred which, with the passage of time or giving of notice or both, would result in the Sellers or Non-Debtor Subsidiaries, as the case may be, or to the Knowledge of the Sellers and Non-Debtor Subsidiaries, any of the other parties to the Material Contracts, being in material default under, any of the terms of the Material Contracts, and (iii) subject to entry of the Sale Order, none of the Material Contracts requires the consent of any other party thereto in connection with the transactions contemplated by this Agreement except, in the case of clauses (i), (ii) and (iii) above, as have not had, or would not reasonably be expected to have, a Material Adverse Change.

5.12 Customers and Suppliers. To the Knowledge of the Sellers and the Non-Debtor Subsidiaries, except as set forth on Schedule 5.12 or except with respect to outstanding disputes regarding Sellers’ failure to pay outstanding amounts, there are no outstanding material disputes between the Sellers or the Non-Debtor Subsidiaries and any of their respective customers or suppliers and no material customer or supplier has notified any Seller or Non-Debtor Subsidiary in writing that it intends to terminate or materially reduce the amount of business it conducts with the Sellers or Non-Debtor Subsidiaries.

5.13 Property.

(a) Schedule 5.13(a) sets forth for each Seller the address or other description of each parcel of Owned Real Property. The Sellers have delivered or made available to the Purchaser true, correct and complete copies of the legal descriptions of the Owned Real Property. Except as set forth in Schedule 5.13(a), with respect to each parcel of Owned Real Property, there are no Liens or Encumbrances on the Owned Real Property that will not be extinguished pursuant to the Sale Order other than Permitted Exceptions. To the Knowledge of Sellers and to the extent in Sellers’ possession, the Sellers have delivered or made available to the Purchaser true, correct and complete copies of all (i) title insurance policies and surveys relating to each parcel of Owned Real Property and (ii) Liens or Encumbrances affecting any parcel of Owned Real Property listed on Schedule 5.13(a).

(b) Schedule 5.13(b) sets forth for each Seller a true, correct and complete list of all Leases for all real property (including the date, if available, and name of each of the parties to such Leases), together with a description of any buildings, fixtures, structures and improvements located on such real property, (collectively, the “Leased Real Property”, and together with the Owned Real Property, the “Real Property”). The Sellers have delivered or made available to the Purchaser a true and complete copy of each of the aforementioned Leases (including all amendments, modifications and supplements thereto) and, except as set forth on Schedule 5.13(b), such Leases have not been amended, modified, restated or otherwise supplemented. To the Knowledge of Sellers and to the extent in Sellers’ possessions, the Sellers have delivered or made available to the Purchaser true, correct and complete copies of all leasehold title insurance policies and surveys relating to each Leased Real Property. With respect to each of the aforementioned Leases: (i) except as results directly from the pendency of the Bankruptcy Case, Sellers have a valid and subsisting leasehold estate in such Leased Real Property for the full term of such Lease, and such Lease is legal, valid, binding obligation of the applicable Seller that is lessee thereunder and is in full force and effect; (ii) there are no material disputes with respect to such Lease, nor have the Sellers received written notice of, or are they aware of, any default thereunder (or condition or event, which, after notice or a lapse of time or both, would constitute a default thereunder), except as results directly from the pendency of the Bankruptcy Case or except with respect to outstanding disputes regarding Sellers’ failure to pay outstanding amounts; (iii) to the Knowledge of the Sellers, no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full, nor have the Sellers received written notice of the foregoing; (iv) the Sellers do not owe, nor will they in the future owe, any brokerage commissions or finder’s fees with respect to such Lease; (v) except as set forth on Schedule 5.13(b)(v), the other party to such Lease is not an Affiliate of, and, to the Knowledge of the Sellers, otherwise does not have any economic interest in, the Sellers; (vi) except as set forth on Schedule 5.13(b)(vi), to the Knowledge of the Sellers, there are no Liens or Encumbrances other than Permitted Exceptions on the Lease or on the estate or interest created by such Lease created or suffered to exist by the Sellers that will not be extinguished pursuant to the Sale Order as against such Lease or estate or interest, nor have the Sellers received written notice of any of the foregoing; (vii) except as set forth on Schedule 5.13.(b)(vii), no Seller and, to the Knowledge of the Sellers, no other party to such Lease has assigned the same or sublet any part of the premises covered thereby or exercised any option or right thereunder, and (viii) except as set forth on Schedule 5.13(b)(viii), there are no unpaid late fees, charges or other penalties under any Lease in an amount in excess of $50,000 individually and $250,000 in the aggregate.

(c) Sellers have received no written or, to the Sellers’ Knowledge, oral notification that they are in violation of any applicable building, zoning, health or other law, ordinance or regulation which would materially adversely affect the use or operations of any Leased Real Property, except for any written notifications that pertain to violations that have been cured or resolved. The Sellers have received no written notification regarding unrecorded easements and/or agreements or encroachments in respect of all or any portion of any Leased Real Property that could materially adversely affect any such Leased Real Property or the use thereof.

5.14 Brokers. The Sellers have no obligation to pay any fees, commissions or other similar compensation to any broker, finder, investment banker, financial advisor or other similar Person in connection with the Transactions, except as set forth on Schedule 5.14.

5.15 No Other Representations or Warranties; Schedules. Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), none of Sellers nor any other Person makes any other express or implied representation or warranty with respect to Sellers, the Sellers’ Business, the Purchased Assets, the Assumed Liabilities or the Transactions, and each Seller disclaims any other representations or warranties, whether made by Sellers, any Affiliate of Sellers, or any of Sellers’ or their Affiliates respective officers, directors, employees, agents or representatives. Except for the representations and warranties contained in Article V hereof (as modified by the Schedules hereto), each Seller (i) expressly disclaims and negates any representation or warranty, expressed or implied, at common law, by statute, or otherwise, relating to the condition of the Purchased Assets (including any implied or expressed warranty of merchantability or fitness for a particular purpose, or of conformity to models or samples of materials) and (ii) disclaims all liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Purchaser or its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Purchaser by any director, officer, employee, agent, consultant, or representative of Sellers or any of its Affiliates). Except for the representations and warranties contained in this Article V (as modified by the Schedules hereto), Sellers makes no representations or warranties to Purchaser regarding the probable success or profitability of the Sellers’ Business. The disclosure of any matter or item in any schedule hereto shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed or is material or that such matter would result in a Material Adverse Change.

5.16 Financial Statements. The audited financial statements of the Sellers included in the Sellers’ Annual Report on Form 10-K for the fiscal year ended December 31, 2005, which the Sellers have disclosed cannot be relied upon due to an error in the Sellers’ accounting treatment for certain inventory tolling arrangements; and (ii) the unaudited financial statements of the Sellers as of and for the six month period ended June 30, 2006, have been prepared from, and are in accordance with, the books and records of the Sellers and their Non-Debtor Subsidiaries, comply in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Sellers and their Non-Debtor Subsidiaries at the dates and for the periods covered thereby except as follows: (a) adjustments related to the disclosed error with respect to the Sellers’ accounting treatment for certain inventory tolling arrangements, and (b) adjustments related to any going concern determinations with respect to the Sellers.

5.17 Absence of Certain Changes. Except (a) as set forth in Schedule 5.17, (b) for the commencement or pendency of the Bankruptcy Case and (c) for orders, writs, injunctions, decrees, statutes, rules, or regulations of general applicability to the Business, since June 30, 2006 there has been no event or condition that has had (or is reasonably likely to result in) a Material Adverse Change.

5.18 Tangible Personal Property. To the Knowledge of the Sellers, the items of personal property included in the Purchased Assets are in good operating condition and repair, subject to continued repair and replacement in accordance with past practice and the Sellers’ liquidity constraints, and are suitable for their intended use. During the past 6 months there has not been any significant interruption of the operations of the Business due to inadequate maintenance of the such personal property that have or will cause a Material Adverse Change.

5.19 Board Approval and Recommendation. The Board of Directors of each Seller has determined that, based upon its consideration of the available alternatives, and subject to the approval of the Bankruptcy Court and the provisions in this Agreement regarding the solicitation of Competing Transactions, a sale, assignment and assumption of the Purchased Assets and Assumed Contracts pursuant to this Agreement under sections 105, 363 and 365 of the Bankruptcy Code is in the best interests of such Seller.

5.20 Acknowledgment. Each Seller hereby acknowledges that, other than the obligations of Purchaser set forth in this Agreement, Purchaser does not have any obligation to further bid or overbid for the Purchased Assets or participate in any auction at which Qualified Bidders bid to acquire the assets of the Business.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

The Purchaser hereby represents and warrants to Sellers that:

6.1 Organization and Good Standing. Purchaser is an entity duly organized, validly existing and in good standing under the laws of the state of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.

6.2 Authorization of Agreement. Purchaser has the requisite power and authority to execute and deliver this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party has been duly and validly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party constitutes legal, valid and binding obligations of Purchaser enforceable against it in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

6.3 Conflicts; Consents of Third Parties.

(a) The execution and delivery by Purchaser of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party, the consummation of the transactions contemplated hereby and thereby, or compliance by Purchaser with any of the provisions hereof or thereof do not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under any provision of (i) its certificate of incorporation or bylaws (ii) any Contract, Lease or Permit to which Purchaser is a party or by which any of its properties or assets are bound; (iii) any Order of any Governmental Body applicable to Purchaser or any of its properties or assets as of the date hereof; or (iv) any applicable Law, other than, in the case of clauses (ii), (iii) and (iv), such conflicts, violations, defaults, terminations or cancellations that would not reasonably be expected to cause, individually or in the aggregate, a material adverse effect on Purchaser.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Body is required in connection with the execution and delivery of this Agreement and each other agreement, document or instrument contemplated hereby or thereby to which Purchaser is a party, the compliance by Purchaser with any of the provisions hereof or thereof, the consummation of the transactions contemplated hereby or thereby, its taking of any other action contemplated hereby or thereby, except for (i) compliance with the applicable requirements of the HSR Act and (ii) such other consents, waivers, approvals, Orders, Permits, authorizations, declarations, filings and notifications, the failure of which to obtain or make, would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser.

6.4 Brokers. Except for the fees and expenses of Houlihan, Lokey, Howard & Zukin, the Purchaser does not have any obligation to pay any fees, commissions or other similar compensation to any broker, finder, investment banker, financial advisor or other similar Person in connection with the Transactions.

6.5 Adequate Assurance. Purchaser will timely provide such information to Sellers, as Sellers believe is reasonably necessary to provide “adequate assurance,” as that term is used in Section 365 of the Bankruptcy Code, with respect to Assumed Leases and Assumed Contracts.

6.6 Condition of the Purchased Assets. Notwithstanding anything contained in this Agreement to the contrary, Purchaser acknowledges and agrees that Sellers are not making any representations or warranties whatsoever, express or implied, beyond those expressly given by Sellers in Article V hereof (as modified by the Schedules hereto), and Purchaser acknowledges and agrees that, except for the representations and warranties contained therein, the Purchased Assets are being transferred on a “where is” and, as to condition, “as is” basis. Purchaser acknowledges that it will conduct its own due diligence and in making the determination to proceed with the Transaction, Purchaser will be relying on the results of its own independent investigation.

6.7 Communications with Customers and Suppliers. Prior to the Closing, the Purchaser shall not, and shall cause its Affiliates and representatives not to, contact, or engage in any discussions or otherwise communicate with, any of the Business’ customers, suppliers and others with whom it has material commercial dealings without obtaining the prior consent of Seller (which will not be unreasonably withheld but, if given, may be conditioned on Seller having the right to designate an officer of Seller reasonably acceptable to Purchaser, to participate in any meetings or discussions with any such customers, suppliers or others).

ARTICLE VII

BANKRUPTCY COURT MATTERS

7.1 Competing Transaction. This Agreement is subject to approval by the Bankruptcy Court and the consideration by Sellers and the Bankruptcy Court of higher or better competing bids with respect to any transaction (or series of transactions) involving the direct or indirect sale, transfer or other disposition of the Purchased Assets to a purchaser or purchasers other than Purchaser or effecting any other transaction (including a plan of reorganization, refinancing or liquidation) the consummation of which would be substantially inconsistent with the Transactions (a “Competing Transaction”). Nothing contained herein shall be construed to prohibit Sellers and its representatives from soliciting, considering, negotiating, agreeing to, or otherwise taking action in furtherance of, any Competing Transaction.

7.2 Bidding Procedures Order.

(a) The Sellers agree promptly following, but no later than three (3) days after, the Effective Date, to (i) file the Bankruptcy Case, (ii) file a motion seeking an order of the Bankruptcy Court for authority to observe and perform its obligations under this Section 7.2 (the “Bidding Procedures Order”), and (iii) seek a hearing on the Bid Procedures Order to be scheduled as promptly as possible but in no event shall the Bid Procedures Order be entered later than thirty (30) days after the Petition Date. The Bidding Procedures Order shall, among other things, (1) approve the Break-Up Fee and Expense Reimbursement (as defined below), and provide that the Purchaser’s claim to the Break-Up Fee and Expense Reimbursement under this Section 7.2 shall be entitled to superpriority administrative claim treatment in the Bankruptcy Cases, senior to all other superpriority claims (except those granted with respect to any DIP Credit Agreement) and that the Break-Up Fee and Expense Reimbursement must be paid to Purchaser in full upon consummation of a Competing Transaction or, if no such transaction is consummated within 25 days following Bankruptcy Court approval of a Competing Transaction, immediately but no later than three (3) Business Day following the expiration of such 25 day period, (2) authorize the Purchaser to credit bid the Break-Up Fee and Expense Reimbursement at any auction at which Qualified Bidders may bid, (3) establish a date no more than fifty-eight (58) days following the Petition Date by which initial Qualified Bids (as defined below) must be submitted (the “Bid Deadline”), (4) approve the Bidding Procedures for the solicitation of higher and otherwise better bids (whether in a single Qualified Bid, a collection of Qualified Bids, or in concert with any Permitted Restructuring Alternative) that, among other things, sets a date (the “Auction Date”) no more than sixty (60) days following the Petition Date for an auction at which only Qualified Bidders (as defined below) who have previously submitted a Qualified Bid may bid, (5) set the Initial Incremental Bid Amount (as defined below) for any Qualified Bid, and (6) establish the date no more than five (5) days after the Auction Date for the hearing on the proposed sale of the Purchased Assets to the Purchaser or to such Qualified Bidder submitting the highest or otherwise best bid at the Auction (the “Sale Hearing”). The Sellers agree that they shall represent to the Bankruptcy Court that Sellers actively solicited this “stalking horse” bid from the Purchaser. The Purchaser reserves the right to make multiple credit bids of any or all of the amount outstanding under the Tennenbaum Credit Agreement to the fullest extent permitted under Section 363 (k) of the Bankruptcy Code. The Bidding Procedures Order shall be in form and substance reasonably acceptable to Purchaser and its counsel and Sellers hereby agree not to change or modify any of the dates or procedure set forth in the Bidding Procedures Order, including without limitation the dates of the Sale Hearing and Closing Date, without the prior written consent of Purchaser.

(b) For the purposes of this section:

(i) The “Initial Incremental Bid Amount” shall mean the sum of the Break-Up Fee and Expense Reimbursement and $1,000,000.

(ii) A “Qualified Bidder” is a person (a) who has delivered to the Company an executed confidentiality agreement in form and substance acceptable to the Sellers, (b) who has delivered to the Company a bid that identifies assets of the Company to be acquired by the bidder and the consideration to be paid for such assets that constitutes a Competing Transaction, and (c) whom the Company in good faith determines is reasonably likely (based on availability of financing, experience and other considerations) to be able to consummate a transaction based on the Competing Transaction, if selected as the successful bidder. The Purchaser shall be deemed a Qualified Bidder.

(iii) A “Qualified Bid” is a Competing Transaction (a) the value of which (whether viewed separately or together with other competing proposals evidenced by Qualified Bids or any Permitted Restructuring Alternative) is greater or otherwise better than the sum of (i) the value of Purchaser’s offer as set forth in the Purchase Agreement and (ii) the Initial Incremental Bid Amount (as defined above), (b) that is accompanied by an executed copy of an alternative purchase agreement that reflects any substantive changes to this Agreement and includes a commitment to close by the Termination Date, a representation that the Qualified Bidder will make all necessary HSR filings, pay all costs and expenses associated with such filings (including the costs and expenses of the Sellers), and satisfactory evidence of committed financing or other ability to perform and (c) that is accompanied by a cash deposit in the amount of ten percent (10%) of the purchase price offered in the proposal for a Competing Transaction, which deposit shall be forfeited as liquidated damages for breach by the purchaser thereunder on terms substantially the same as those described in Section 4.6(b).

7.3 Submission to Bankruptcy Court. Within three (3) days following the Effective Date, Sellers shall file with the Bankruptcy Court this Agreement and such notices as may be appropriate in connection therewith. Purchaser shall cooperate with Sellers in obtaining Bankruptcy Court approval of the Bidding Procedures Order and the Sale Order.

7.4 Break-Up Fee and Expense Reimbursement. The Bidding Procedures Order shall provide that the Purchaser, provided that Purchaser is not in default under this Agreement and its offer is not subject to any of the conditions set forth in Section 10.1 of this Agreement, other than Sections 10.1(a), (b) and (i) as of the Designation Deadline, shall be entitled to be paid an amount equal to 3% of the Purchase Price as a combined break-up fee and expense reimbursement (the “Break-Up Fee and Expense Reimbursement”) if (a) the Bankruptcy Court approves a Competing Transaction with a Qualified Bidder other than the Purchaser and (b) the Sellers either consummate such an alternative transaction or fail to consummate a transaction with the Purchaser or any other Qualified Bidder. The Break-Up Fee and Expense Reimbursement described in this Section 7.4 shall be paid (i) upon the occurrence of the consummation of the Competing Transaction, by the winning Qualified Bidder or (ii) if no transaction (including a transaction with the Purchaser) is consummated within twenty-five (25) days following Bankruptcy Court approval of such Competing Transaction, by the Sellers. Except as provided herein, Purchaser shall not be entitled to any portion of the Break-Up Fee and Expense Reimbursement.

7.5 Sale Order. Subject to Section 7.1, Purchaser agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Sale Order and a finding of adequate assurance of future performance by Purchaser, including furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of performance by Purchaser under this Agreement and demonstrating that Purchaser is a “good faith” purchaser under section 363(m) of the Bankruptcy Code and that the Purchase Price was not controlled by an agreement in violation of Section 363(n) of the Bankruptcy Code. In the event the entry of the Sale Order shall be appealed, Sellers and Purchaser shall use their respective reasonable efforts to defend such appeal.

ARTICLE VIII

COVENANTS

8.1 Access to Information. Sellers agree that, prior to the Closing Date, Purchaser shall be entitled, through its officers, employees, consultants and representatives (including, without limitation, its legal advisors and accountants), to make such investigation of the properties, business and operations of Sellers and such examination of the books and records and financial and operating data of Sellers, the Business, the Purchased Assets, the Assumed Liabilities and the Leased Real Property, and access to all the officers, key employees, accountants and other representatives of Sellers, as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be conducted upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law. Sellers shall cause their respective officers, employees, consultants, agents, accountants, attorneys and other representatives to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation, examination and access, and Purchaser and its representatives shall cooperate with Sellers and their representatives and shall use their reasonable efforts to minimize any disruption to their business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Sellers to disclose information subject to attorney-client privilege, provided Sellers advise Purchaser of the specific assertion of such privilege.

8.2 Conduct Pending the Closing.

(a) Except (i) as expressly set forth in the Budget, (ii) required by applicable Law, (iii) as otherwise expressly contemplated by this Agreement or (iv) with the prior written consent of Purchaser, during the period from the date of this Agreement to and through the Closing Date, Sellers shall, to the extent commercially reasonable, taking into account the filing of the Bankruptcy Case:

(A) conduct their business only in the ordinary course; and

(B) use their commercially reasonable efforts to (A) preserve their present business operations, organization and goodwill, and (B) preserve their present relationships with customers and suppliers.

(b) Except (i) as expressly set forth in the Budget, (ii) required by applicable Law, (iii) as otherwise contemplated by this Agreement, (iv) for Excepted Commitments, or (v) with the prior written consent of Purchaser, Sellers shall not, and shall not file with the Bankruptcy Court a request or motion, or support any other request or motion, to:

(A) make any promise or representation, oral or written, to, or otherwise (1) increase the annual level of compensation payable or to become payable by Sellers to any of their respective directors, executive officers or Employees, (2) grant, or establish or modify any targets, goals, pools or similar provisions in respect of, any bonus, benefit or other direct or indirect compensation to or for any director, executive officer or Employee, (z) increase the coverage or benefits available under any (or create any new) Employee Benefit Plan or (3) enter into any employment, deferred compensation, severance, consulting, non-competition or similar agreement (or amend any such agreement) to which any Seller is a party or involving a director, executive officer or Employee of such Seller, except, in each case, as required by any of the Employee Benefit Plans or Employee Agreements;

(B) enter into, modify or terminate any labor or collective bargaining agreement or, through negotiation or otherwise, make any commitment or incur any liability or other obligation to any labor organization;

(C) make or rescind any material election relating to Taxes, settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, or, except as may be required by the Code or GAAP, make any material change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent audited financial statements or Tax Returns, as applicable;

(D) subject any of the Purchased Assets to any Lien, Interest or Encumbrance, except for Permitted Exceptions;

(E) cancel or compromise any material debt or claim or waive or release any material right of Sellers that constitutes a Purchased Asset other than customer accounts receivable compromised in the ordinary course of the business of Sellers;

(F) enter into any commitment for capital expenditures other than as set forth in the Budget;

(G) engage in any transaction with any officer, director or Affiliate of any Seller or affiliate of any such individual;

(H) sell, pledge, dispose of, transfer, lease, license or encumber or permit to lapse or authorize the sale, pledge, disposition, transfer, lease, license, or encumbrance of, any Purchased Assets except in the ordinary and usual course of business consistent with past practices and as would not constitute a Material Adverse Change;

(I) transfer, dispose of, permit to lapse (except in accordance with the terms thereof) or grant any right or licenses under, or enter into any settlement regarding the breach or infringement of, any Intellectual Property, or modify any existing rights with respect thereto or enter into any material licensing or similar agreements or arrangements other than such licenses, agreements or arrangements entered into in the ordinary course of business consistent with past practices and as would not constitute a Material Adverse Change;

(J) enter into, assume or terminate any Material Contract or enter into or permit any material amendment, supplement, waiver or other material modification in respect thereof, except in the ordinary and usual course of business consistent with past practices and as would not constitute a Material Adverse Change;

(K) adopt or propose any change in its certificate of incorporation or bylaws, except a change that would not constitute a Material Adverse Change;

(L) declare, set aside, or pay any dividend or other distribution with respect to any shares of its capital stock, or split, combine, or reclassify any of its capital stock, or repurchase, redeem, or otherwise acquire any shares of its capital stock;

(M) other than as a result of the Transactions, no Seller shall merge or consolidate with any other Person or acquire a material amount of assets of any other Person;

(N) make a Material Decision;

(O) adopt or propose any change to, or fail to maintain, the current levels of insurance coverage afforded the Sellers under existing insurance policies; and

(P) agree to do anything prohibited by this Section 8.2 or do or agree to do anything that would cause Sellers’ representations and warranties herein to be false in any material respect.

(c) In addition to the other covenants set forth in this Section 8.2, in no event shall any Seller individually or all Sellers in the aggregate, make or incur any Liability, file or propose to file any motion or other pleading with the Bankruptcy Court in support of, or make any payment(s) of, the types of expenditures set forth on Schedule 8.2(c) hereto in excess of the amounts for any such type of expenditure set forth on Schedule 8.2(c), as such amounts may be reduced in accordance with the definition of Bank Loan Amount and Schedule 1.1A; provided, however, that this Section 8.2(c) shall not prohibit Sellers from incurring any Liability in excess of the amounts set forth on Schedule 8.2(c) to the extent and solely to the extent (x) no payment with respect to such excess is made on or prior to the earlier of the Termination Date and the Closing Date, (y) such Liability is expressly subordinated to all Liabilities and other obligations under the Tennenbaum Credit Agreement, and (z) no payment with respect to such excess may be made until after the Tennenbaum Lenders are paid in cash an amount in full satisfaction of all Liabilities and other obligations under the Tennenbaum Credit Agreement (any such commitments made in compliance with this proviso being referred to herein as the “Excepted Commitments”)); and, provided, further, that Sellers hereby agree that the Purchaser and its Affiliates reserve all rights to object to any requests in the Bankruptcy Case to approve any such commitment or payment.

8.3 Consents. Sellers shall use their commercially reasonable efforts, and Purchaser shall cooperate with Sellers, to obtain at the earliest practicable date all consents and approvals required to consummate the Transactions, including the transfer or reissuance of any Permits, including those required under Environmental Laws, held by Sellers and required for Purchaser to operate the business and Purchased Assets, including, without limitation, any consents required pursuant to any Material Contract of the Non-Debtor Subsidiaries (the “Non-Debtor Consents”); provided, however, that neither Sellers nor Purchaser shall be obligated to pay any consideration therefore to any third party from whom consent or approval is requested or to initiate any litigation or legal proceedings to obtain any such consent or approval; provided, further, that if requested by the Purchaser, the Sellers shall initiate such litigation or legal proceedings requested by the Purchaser to obtain such consents or approvals or an Order but only if the Purchaser advances to the Sellers, the Sellers’ good faith and reasonable estimate of any and all out of pocket expenses and costs (including reasonable attorneys fees) related thereto.

8.4 Regulatory Approvals.

(a) If necessary, Purchaser and Sellers shall (i) use commercially reasonable efforts to make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as practicable and, in any event, within 15 Business Days after the date hereof in the case of all filings required under the HSR Act and within four weeks in the case of all other filings required by other Antitrust Laws, (ii) comply, to the extent practicable, at the earliest practicable date with any request under the HSR Act or other Antitrust Laws for additional information, documents, or other materials received by each of them or any of their respective subsidiaries from Federal Trade Commission (the “FTC”), the Antitrust Division of the United

States Department of Justice (the “Antitrust Division”) or any other Governmental Body in respect of such filings or the Transactions, and (iii) cooperate with each other in connection with any such filing (including, to the extent permitted by applicable Law, providing copies of all such documents to the non-filing parties prior to filing and considering all reasonable additions, deletions or changes suggested in connection therewith) and in connection with resolving any investigation or other inquiry of any of the FTC, the Antitrust Division or other Governmental Body under any Antitrust Laws with respect to any such filing or any Transaction. Each such party shall use commercially reasonable efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law in connection with the Transactions. Each such party shall promptly inform the other parties hereto of any oral communication with, and provide copies of written communications with, any Governmental Body regarding any such filings or any Transaction. No party hereto shall independently participate in any formal meeting with any Governmental Body in respect of any such filings, investigation, or other inquiry without giving the other parties hereto prior notice of the meeting and, to the extent permitted by such Governmental Body, the opportunity to attend and/or participate. Subject to applicable Law, the parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under the HSR Act or other Antitrust Laws. Sellers and Purchaser may, as each deems advisable and necessary in good faith, reasonably designate any competitively sensitive material provided to the other under this Section 8.4 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient, unless express written permission is obtained in advance from the source of the materials (Sellers or Purchaser, as the case may be).

(b) Each of Purchaser and Sellers shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Body with respect to the Transactions under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, the “Antitrust Laws”). In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging any Transaction is in violation of any Antitrust Law, each of Purchaser and Sellers shall cooperate and use its commercially reasonable efforts to contest and resist any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction or other order whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Transactions, including by pursuing all available avenues of administrative and judicial appeal and all available legislative action, unless, by mutual agreement, Purchaser and Sellers decide that litigation is not in their respective best interests. Each of Purchaser and Sellers shall use its commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Transactions as promptly as possible after the execution of this Agreement. In connection with and without limiting the foregoing, each of Purchaser and Sellers agrees to use its commercially reasonable efforts to take promptly any and all steps necessary to avoid or eliminate each and every impediment under any Antitrust Laws that may be asserted by any Federal, state and local and non-United States antitrust or competition authority, so as to enable the parties to close the Transactions as expeditiously as possible.

(c) Prior to Closing, Sellers shall have submitted to the New Jersey Department of Environmental Protection (“NJDEP”) true, accurate and complete copies of all filings required pursuant to the New Jersey Industrial Site Recovery Act (“ISRA”) for the Real Property and operations of Sellers in Metuchen and Edison, New Jersey (the “New Jersey Property”). With respect to the New Jersey Property, Sellers shall receive and provide to Purchaser prior to the Closing Date a nonapplicability determination, an approved negative declaration or a no further action letter, in each case, issued pursuant to ISRA by NJDEP. In the event that a nonapplicability determination, an approved negative declaration or a no further action letter cannot be received by Sellers and provided to Purchaser before the Closing Date (through no fault or delay on behalf of the Sellers), the Parties shall enter into a Remediation Agreement or its equivalent with NJDEP, which will allow the transaction contemplated hereby to proceed pending prompt completion of all ISRA obligations for the New Jersey Property after Closing.

8.5 Further Assurances. Subject to the other provisions of this Agreement, each of Purchaser and each Seller shall use its commercially reasonable efforts to (i) take all actions necessary or appropriate to consummate the Transactions and (ii) cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the Transactions.

8.6 Preservation of Records. Sellers or their successors and Purchaser agree that each of them shall preserve and keep the records held by it or their Affiliates relating to the Purchased Assets for one year after the Closing Date (except as provided below) and shall make such records available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, Legal Proceedings or tax audits against or governmental investigations of Sellers or Purchaser or any of their Affiliates or in order to enable Sellers or Purchaser to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby. In the event Sellers or Purchaser wishes to destroy such records before or within two years, such party shall first give 90 days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within such 90 day period, to take possession of the records within 180 days after the date of such notice.

8.7 Publicity. None of the parties hereto shall issue any press release concerning this Agreement or the Transactions without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed, unless, in the sole judgment of Purchaser or Sellers, disclosure is otherwise required by applicable Law or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement, provided that the party intending to make such release shall use its commercially reasonable efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other party with respect to the text thereof.

8.8 Schedules. Sellers may, at their option, include in the Schedules items that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. Information provided in one Schedule will suffice, without repetition or cross reference, as a disclosure of such information in any other Schedule to which its relevance is reasonably apparent on its face.

8.9 Transitional License. Effective upon the Closing, Purchaser shall be deemed to have granted Sellers a one-hundred and twenty (120) day non-exclusive, royalty free right and license to use the name “Radnor Holdings Corporation”, which may be used solely in connection with the wind-down of the Bankruptcy Case for purposes of liquidating the Excluded Assets.

8.10 Letters of Credit and Security Deposits. On the Closing Date or as soon thereafter as is practicable, Purchaser shall use reasonable efforts to (a) replace any letters of credit securing any Seller’s obligations and issued under the DIP Credit Agreement (the “Existing L/Cs”) and (b) cause the original Existing L/Cs to be returned to Sellers with no drawings having been made thereunder since the Closing Date.

8.11 Compliance with DIP Credit Agreement. Sellers shall not take any action not in compliance with any covenant or other agreements set forth in the DIP Credit Agreement.

8.12 Payment of Taxes. Subject to the Purchaser discharging its payment, advancement and reimbursement obligations under Sections 2.3 and 2.8, Sellers shall be responsible for paying or otherwise discharging all of its Taxes for all periods (or portions thereof) ending on or prior to the Closing Date.

8.13 Motions, Orders, etc. Sellers shall promptly provide Purchaser with the proposed final drafts of all documents, motions, orders, or pleadings that Sellers propose to file with the Bankruptcy Court which relate to the approval of this Agreement, the Purchased Assets, the Assumed Contracts or Assumed Leases or the consummation of the Transactions, or any provision therein or herein, and shall provide Purchaser and its counsel with a reasonable opportunity to review and comment on such documents, motions, orders, or pleadings prior to filing with the Bankruptcy Court.

8.14 Schedules and Exhibits. The parties hereto shall cooperate and work in good faith to complete any schedules and exhibits not attached hereto on the Effective Date by September 8, 2006. The parties hereto shall, upon completion of and agreement on the form and substance of such missing schedules and exhibits, acknowledge same in writing and consent to the annexation of such schedules and/or exhibits to this Agreement.

ARTICLE IX

EMPLOYEES AND EMPLOYEE BENEFITS

9.1 Transferred and Retained Employees.

(a) The parties recognize that the continued employment of the personnel of Sellers is significant to the business interests of both Purchaser and Sellers. As a result, the transfer of employment relationships is important to both parties and Sellers shall use their best efforts to accomplish the transition with as little disruption to the Business as possible. In that regard, the Purchaser shall offer employment to Substantially All of the Sellers’ Employees associated with the Purchased Assets and the surviving Business related thereto, other than Employees whose services are provided pursuant to the Transition Services Agreement (all of the Sellers’ Employees that accept such an offer and actually commence employment with Purchaser after the Closing Date, the “Transferred Employees”, and all other Employees of the Sellers who are not Transferred Employees, the “Retained Employees”). Other than as provided in Section 2.3(a) and Section 2.3(f), Purchaser shall have no liability or any other obligation with respect to any Retained Employees.

(b) For purposes of determining eligibility to participate in and vesting under any “employee benefit plan” (as defined in Section 3(3) of ERISA), other than pension plans (including any defined benefit pension plan), that Purchaser offers to Transferred Employees, and for purposes of determining vacation, sickness benefits and other fringe benefits offered to Transferred Employees by Purchaser, each such Transferred Employee shall be credited with the months and years of service he or she completed while employed by the Sellers for any other period or, to the extent such service was credited under a corresponding plan or program maintained by the Sellers. Purchaser shall credit all Transferred Employees with their respective amounts of accrued but unpaid vacation and holiday pay and personal days, to the extent accrued and vested on the Closing Date.

9.2 Employment Tax Reporting. With respect to Transferred Employees, Purchaser and Sellers shall use the standard procedure set forth in Revenue Procedure 2004-53, 2004-34 I.R.B. 320, for purposes of employment tax reporting.

9.3 Compensation and Benefits. As of the date hereof, Purchaser intends to either maintain the current compensation and benefit arrangements of the Transferred Employees or provide compensation and benefits to such Employees that Purchaser determines in good faith are, in the aggregate, generally comparable to those presently provided to the Transferred Employees.

9.4 No Obligations. Other than as set forth in Sections 9.1(b) and 9.3, nothing contained in this Agreement shall be construed to require, or prevent the termination of, employment of any individual, require minimum benefit or compensation levels or prevent any change in the employee benefits provided to any individual Transferred Employee. No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of any Seller or any other persons or entities (including any beneficiary or dependent thereof), in respect of continued employment (or resumed employment) for any specified period of any nature or kind whatsoever.

ARTICLE X

CONDITIONS TO CLOSING

10.1 Conditions Precedent to Obligations of Purchaser. The obligation of Purchaser to consummate the Transactions is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Sellers contained in this Agreement (i) that are not qualified by materiality or a Material Adverse Change shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change and (ii) that are qualified by materiality or Material Adverse Change shall be true and correct in all respects on and as of the Closing (disregarding any materiality or Material Adverse Change qualifier contained therein), except to the extent expressly made as of an earlier date, in which case as of such earlier date, and except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Change, and Purchaser shall have received a certificate signed by authorized officers of Sellers, dated the Closing Date, to the foregoing effect;

(b) Sellers shall have performed and complied in all material respects with all obligations and agreements required in this Agreement to be performed or complied with by them prior to the Closing Date, and Purchaser shall have received a certificate signed by authorized officers of Sellers, dated the Closing Date, to the forgoing effect;

(c) Purchaser shall have obtained financing having terms reasonably satisfactory to Purchaser and in an amount at least equal to the Purchase Price and the expenses of Purchaser incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby;

(d) Purchaser shall have satisfactorily (determined at Purchaser’s sole discretion) completed its due diligence review of the Sellers, the Business, the Purchased Assets and Assumed Liabilities;

(e) Purchaser shall have received a policy of title insurance on forms of and issued by one or more title companies reasonably satisfactory to Purchaser insuring the title of Purchaser to the Real Property listed in Schedule 5.13(a) and Schedule 5.13(b), subject only to such exceptions as are reasonably satisfactory to Purchaser;

(f) Purchaser shall have received a Phase I environmental survey and assessment in form and substance reasonably satisfactory to Purchaser prepared by a firm of licensed engineers reasonably satisfactory to Purchaser, each such environmental survey and assessment to be based upon physical on site inspections by such firm of each of the existing manufacturing sites and facilities owned, operated and leased by Sellers and used in connection with the Business, as well as a historical review of the uses of such sites and facilities and of the Business (including any former subsidiaries or divisions of any Seller which have been disposed of prior to the date of such survey and assessment and with respect to which any Seller may have retained liability for environmental matters);

(g) Purchaser shall have received any Non-Debtor Consents necessary to consummate the Transactions and any consents necessary under or pursuant to any Material Contracts not subject to the Sale Order, and such consents shall be in full force and effect;

(h) the Bankruptcy Court shall have entered an Order binding on all parties in the Sellers’ Bankruptcy Case (which Order may be the Sale Order) (i) unconditionally allowing a Claim by Purchaser in such Sellers’ Bankruptcy Case in an amount equal to at least the amount of Purchaser’s final credit bid at the auction sale contemplated under Section 7.2 hereof (including a credit bid, if any, in excess of the Credit Bid Amount), and (ii) authorizing and approving such final credit bid by Purchaser pursuant to Section 363(k) of the Bankruptcy Code; and

(i) Sellers shall have delivered, or caused to be delivered, to Purchaser all of the items set forth in Section 4.2.

10.2 Conditions Precedent to Obligations of Sellers. The obligations of Sellers to consummate the Transactions are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Sellers in whole or in part to the extent permitted by applicable Law):

(a) the representations and warranties of Purchaser contained in this Agreement (i) that are not qualified by materiality shall be true and correct in all respects on and as of the Closing, except to the extent expressly made as of an earlier date, in which case as of such earlier date, and except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect and (ii) that are qualified by materiality shall be true and correct in all respects on and as of the Closing (disregarding any materiality qualifier contained therein), except to the extent expressly made as of an earlier date, in which case as of such earlier date, and except to the extent that the failure of such representations and warranties to be true and correct would not reasonably be expected to have, individually or in the aggregate, a material adverse effect, and Sellers shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect;

(b) Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date, and Sellers shall have received a certificate signed by an authorized officer of Purchaser, dated the Closing Date, to the foregoing effect; and

(c) Purchaser shall have delivered to Sellers all of the items set forth in Section 4.3.

10.3 Conditions Precedent to Obligations of Purchaser and Sellers. The respective obligations of Purchaser and Sellers to consummate the Transactions are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser and Sellers in whole or in part to the extent permitted by applicable Law):

(a) there shall not be in effect any Order by a Governmental Body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the Transactions;

(b) the waiting period applicable to the Transactions under the HSR Act shall have expired or early termination shall have been granted;

(c) the Bankruptcy Court shall have entered the Sale Order in form and substance reasonably acceptable to Sellers and Purchaser within two (2) Business Days of the Sale Hearing;

(d) unless this condition has been waived by Purchaser in its sole discretion, the Sale Order shall have become a Final Order;

(e) the Sellers and the Purchaser shall have entered into the Transition Services Agreement; and

(f) the Bidding Procedures Order shall have been entered and shall have remained in full force and effect and shall not have been stayed, vacated, modified or supplemented in any material respect without the Purchaser’s prior written consent.

10.4 Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in Sections 10.1, 10.2 or 10.3, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

ARTICLE XI

TAXES.

11.1 Allocation of Taxes. All Taxes imposed on or with respect of the Purchased Assets on a periodic basis (including but not limited to real estate Taxes and assessments) (“Periodic Taxes”) relating to periods beginning on or before and ending after the Closing Date shall be allocated on a per diem basis to the Sellers and the Purchaser, respectively, in accordance with Section 164(d) of the Code. All Periodic Taxes relating to periods ending on or before the Closing Date shall be allocated solely to the Sellers. All Periodic Taxes relating to the periods beginning after the Closing Date shall be allocated solely to the Purchaser. If the actual amounts to be prorated are not known as of the Closing Date, the prorations shall be made on the basis of Periodic Taxes assessed for the prior year; provided, however, for purposes of calculating such prorated amounts, such Periodic Taxes for the prior year shall be increased by five percent (5%).

11.2 Purchase Price Allocation. Sellers and Purchaser shall allocate the Purchase Price among Sellers (and, if applicable, Purchaser) and among the Purchased Assets of each Seller in accordance with a statement (the “Allocation Statement”) provided by Purchaser to Sellers as soon as practicable after the Closing, which statement shall be prepared in accordance with Section 1060 of the Code. The Purchase Price allocated to each Seller shall be comprised first of the Assumed Liabilities of each Seller and then a pro rata portion of each other item comprising the Purchase Price. Purchaser and Sellers shall file all Tax Returns (including Form 8594) consistent with, and shall take no tax position inconsistent with the Allocation Statement.

11.3 Tax Reporting. Purchaser shall prepare and file (or cause to be prepared and filed) on behalf of Sellers all Tax Returns, whether related to income taxes or non-income taxes,

required to be filed or that Purchaser otherwise deems appropriate, including the filing of amended Tax Returns, for all Tax Periods through and including any Tax Period that includes the Closing Date. Purchaser shall furnish a completed copy of any such Tax Return (including any supporting workpapers) to be filed by Purchaser to Sellers for Sellers’ review at least 30 days prior to the due date for filing such returns. Sellers shall have the right to raise reasonable objections to such Tax Returns. In the event that the parties are unable to resolve in good faith any dispute prior to 15 days before the due date, the Purchaser’s position shall prevail provided such position is reasonable, and Purchaser agrees to indemnify Sellers for their out-of-pocket expenses associated with any required amendment to such Tax Returns to the extent such amendment is required as a consequence of taking such position. Notwithstanding the foregoing, Purchaser shall have no obligation to indemnify Sellers for Taxes under this Section 11.3, and all Liabilities of Purchaser with respect to any such Taxes will be as set forth in Section 2.3.

11.4 Cooperation and Audits. Purchaser, its Affiliates and Sellers shall cooperate fully with each other regarding tax matters (including the execution of appropriate powers of attorney) and shall make available to the other as reasonably requested all information, records and documents relating to taxes governed by this Agreement until the expiration of the applicable statute of limitations or extension thereof or the conclusion of all audits, appeals or litigation with respect to such taxes. Without limiting the generality of the foregoing, Sellers shall execute on or prior to the Closing Date a power of attorney authorizing Purchaser to correspond, sign, collect, negotiate, settle and administer all tax payments and Tax Returns.

ARTICLE XII

MISCELLANEOUS

12.1 No Survival of Representations and Warranties. The parties hereto agree that the representations and warranties contained in this Agreement shall not survive the Closing hereunder and no Person shall have any liability for any breach thereof . The parties hereto agree that the covenants contained in this Agreement to be performed at or after the Closing shall survive the Closing hereunder, and each party hereto shall be liable to the other after the Closing for any breach thereof.

12.2 Expenses. Except as otherwise provided in this Agreement, each of Sellers and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the Transactions. Purchaser shall pay the filing fee required in connection with the HSR Act filing contemplated by Section 8.4(a).

12.3 Injunctive Relief. Damages at law may be an inadequate remedy for the breach of any of the covenants, promises or agreements contained in this Agreement, and, accordingly, any party hereto shall be entitled to injunctive relief with respect to any such breach, including without limitation specific performance of such covenants, promises or agreements or an order enjoining a party from any threatened, or from the continuation of any actual, breach of the covenants, promises or agreements contained in this Agreement. The rights set forth in this Section 12.3 shall be in addition to any other rights which a party hereto may have at law or in equity pursuant to this Agreement.

12.4 Submission to Jurisdiction; Consent to Service of Process.

(a) Without limiting any party’s right to appeal any order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the Transactions, and (ii) any and all proceedings related to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the parties hereby consent to and submit to the jurisdiction and venue of the Bankruptcy Court and shall receive notices at such locations as indicated in Section 12.8 hereof; provided, however, that if the Bankruptcy Case has closed, the parties agree to unconditionally and irrevocably submit to the exclusive jurisdiction of the United States District Court for the District of Delaware and any appellate court thereof, for the resolution of any such claim or dispute. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 12.8.

12.5 Waiver of Right to Trial by Jury. Each party to this Agreement waives any right to trial by jury in any action, matter or proceeding regarding this Agreement or any provision hereof.

12.6 Entire Agreement; Amendments and Waivers. This Agreement (including the schedules and exhibits hereto) collectively represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.

12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State.

12.8 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile (with written confirmation of transmission) or (iii) one Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to the Sellers, to:

Radnor Holdings Corporation

Radnor Financial Center, Suite A300

150 Radnor Chester Road

Radnor, PA, 19087

Attn: Carrie Williamson, Esq.

Tel:

Fax:

with copies to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Rodney Square

P.O. Box 636

Wilmington DE 19801

Attn: Gregg M. Galardi, Esq.

Tel:

Fax:

and

Skadden, Arps, Slate, Meagher & Flom LLP

333 West Wacker Drive

Chicago, Illinois 60606

Attn: Timothy Pohl, Esq.

Tel:

Fax:

If to Purchaser, to:

c/o Tennenbaum Capital Partners, LLC

2951 28th Street, Suite 1000

Santa Monica, California 90405

Attn: Jose Feliciano

Tel:

Fax:

With copies to:

Tennenbaum Capital Partners, LLC

2951 28th Street, Suite 1000

Santa Monica, California 90405

Attn: General Counsel

Tel:

Fax:

and

Milbank, Tweed, Hadley & McCloy LLP

601 South Figueroa Street, 30th Floor

Los Angeles, California 90017-5735

Attn: Gregory A. Bray, Esq.

Tel:

Fax:

12.9 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Transactions are consummated as originally contemplated to the greatest extent possible.

12.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any Person or entity not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made by either Sellers or Purchaser (by operation of law or otherwise) without the prior written consent of the other parties hereto and any attempted assignment without the required consents shall be void; provided that Purchaser may assign some or all of its rights and obligations hereunder to one or more subsidiaries formed by it prior to the Closing and/or, upon notice to the Company, to one or more Persons that Purchaser determines, in its sole discretion, to partner with in connection with the Transactions. No assignment of any obligations hereunder shall relieve the parties hereto of any such obligations. Upon any such permitted assignment, the references in this Agreement to Sellers or Purchaser shall also apply to any such assignee unless the context otherwise requires.

12.11 General Release.

(a) Effective upon the Closing Date, each Seller, on behalf of itself, and any Person claiming by, through, under, derivatively for, as agent for or on behalf of such Seller (collectively, the “Seller Group”), acknowledges that it has no claim, counterclaim, setoff, recoupment, action or cause of action of any kind or nature whatsoever (including, for the avoidance of doubt, actions for avoidance, subordination or recharacterization of any of Purchaser’s pre-Petition Date Claims, Interests and Encumbrances and Liens in respect of Sellers) against (1) any of the Purchaser, the Tennenbaum Lenders, Tennenbaum Capital Partners, LLC, Tennenbaum & Company, LLC, and each of their respect managing members, (2) any of their respective directors, officers, control persons (as defined in Section 15 of the Securities Exchange Act of 1933, as amended, or Section 20 of the Securities Exchange Act of 1933, as amended), members, employees, agents, attorneys, financial advisors, legal representatives, shareholders, partners, successors and assigns solely in their capacity as such, and (3) any of their respective directors, officers, control persons, members or employees in their capacity as a member on, or arising from their involvement with the activities of, the Board of Directors of any of the Sellers (including pursuant to board observer rights), (the Purchaser and all Persons referenced in clauses (1), (2) and (3) are collectively referred to as the “Purchaser Group”), that directly or indirectly arise out of, are based upon, or in any manner connected with any Prior Event (as defined below) (collectively, “Released Claims”); and, should any Released Claims nonetheless exist, each Seller on behalf of itself and all the other members of the Seller Group hereby (i) releases and discharges each member of the Purchaser Group from any liability whatsoever on such Released Claims that directly or indirectly arise out of, are based upon, or in any manner connected with a Prior Event, and (ii) releases, remises, waives and discharges all such Released Claims against any member of the Purchaser Group. As used herein the term “Prior Event” means any transaction, event, circumstances, action, failure to act or occurrence of any sort or type, including without limitation any approval or acceptance given or denied, whether known or unknown, which occurred, existed, was taken, permitted or begun prior to the consummation of the Transactions contemplated hereunder. For the avoidance of doubt, “Prior Event” shall include but not be limited to any transaction, event, circumstances, action, failure to act or occurrence of any sort or type which occurred, existed, was taken, permitted or begun in accordance with, pursuant to or by virtue of: (i) any terms of this Agreement or the Operative Documents (as that term is defined in the Tennenbaum Credit Agreement), (ii) the transactions referred to herein and in the Operative Documents; (iii) the acquisition by any of Tennenbaum Lenders or any other of Purchaser Group of equity interests in any of Sellers; (iv) the membership on, and involvement with the activities of, the Board of Directors of any of the Sellers (including pursuant to board observer rights); or (v) any oral or written agreement relating to any of the foregoing (i) through (iv) of this sentence.

(b) Without limiting in any way the scope of the release contained in subparagraph (a) immediately above and effective upon the Closing Date, each Seller, to the fullest extent allowed under applicable law, hereby waives and relinquishes for themselves and the other members of the Seller Group, all statutory and common law protections purporting to limit the scope or effect of a general release, whether due to lack of knowledge of any claim or otherwise, including, waiving and relinquishing the terms of any law, like section 1542 of the California Civil Code, which provides that a release may not apply to material unknown claims. Each Seller hereby affirms its intent to waive and relinquish such unknown Claims and to waive and relinquish any statutory or common law protection available in any applicable jurisdiction with respect thereto.

12.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PURCHASER:

TR ACQUISITION CO., INC., a Delaware corporation

By:	/s/ José Feliciano
Name:	José Feliciano
Title:	Authorized Signatory

SELLERS:

Radnor Holdings Corporation

	By:	/s/ Paul D. Ridder
Paul D. Ridder
Vice President and CFO

Styrochem U.S., Ltd.
	By:	StyroChem GP, L.L.C.
	Its:	General Partner
		By:	Radnor Chemical Corporation
		Its:	Sole Member

	By:	/s/ Paul D. Ridder
Paul D. Ridder
President

Wincup Holdings, Inc.

	By:	/s/ Paul D. Ridder
Paul D. Ridder
Vice President and CFO

WinCup Texas, Ltd.
By:	WinCup GP, L.L.C.
Its: General Partner
By: Wincup Holdings, Inc.
Its: Sole Member

By:	/s/ Paul D. Ridder
Paul D. Ridder
Vice President and CFO

Radnor Chemical Corporation

By:	/s/ Paul D. Ridder
Paul D. Ridder
President

StyroChem Delaware, Inc.

By:	/s/ Paul D. Ridder
Paul D. Ridder
President

StyroChem GP, L.L.C.
By:	Radnor Chemical Corporation
Its: Sole Member

By:	/s/ Paul D. Ridder
Paul D. Ridder
President

StyroChem LP, L.L.C.
By:	Radnor Chemical Corporation
Its: Sole Member

By:	/s/ Paul D. Ridder
Paul D. Ridder
President

WinCup GP, L.L.C.
By:	Wincup Holdings, Inc.
Its:	Sole Member

By:	/s/ Paul D. Ridder
Paul D. Ridder
Vice President and CFO

WinCup LP, L.L.C.
By:	Wincup Holdings, Inc.
Its:	Sole Member

By:	/s/ Paul D. Ridder
Paul D. Ridder
Vice President and CFO

WinCup Europe Delaware, Inc.

By:	/s/ Paul D. Ridder
Paul D. Ridder
President

StyroChem Europe Delaware, Inc.

By:	/s/ Paul D. Ridder
Paul D. Ridder
President

Benchmark Holdings, Inc.

By:	/s/ Paul D. Ridder
Paul D. Ridder
Vice President and CFO

Radnor Management, Inc.

By:	/s/ Paul D. Ridder
Paul D. Ridder
Vice President and CFO

Radnor Management Delaware, Inc.

By:	/s/ Paul D. Ridder
Paul D. Ridder
Vice President and CFO

WinCup RE, L.L.C.
By:	Wincup Holdings, Inc.
Its:	Sole Member

By:	/s/ Paul D. Ridder
Paul Ridder
Vice President and CFO

Radnor Delaware II, Inc.

By:	/s/ Paul D. Ridder
Paul D. Ridder
President

Radnor Asset Management, Inc.

By:	/s/ Paul D. Ridder
Paul D. Ridder
Vice President and CFO

Radnor Investments, Inc.

By:	/s/ Paul D. Ridder
Paul D. Ridder
President

Radnor Investments, L.L.C.
By:	Radnor Investments II, Inc.
Its:	Sole Member

By:	/s/ Paul D. Ridder
Paul Ridder
Vice President and CFO

Radnor Investments II, Inc.

By:	/s/ Paul D. Ridder
Paul D. Ridder
Vice President and CFO

Radnor Investments III, Inc.

By:	/s/ Paul D. Ridder
Paul D. Ridder
President